Exhibit 2.3

AGREEMENT AND PLAN OF

MERGER

among

TELADOC, INC.,

STAT HEALTH,

LLC,

STAT HEALTH SERVICES

INC.,

and

JOHN BARRAVECCHIA, AS EQUITYHOLDER

REPRESENTATIVE

dated as of

May 22, 2015

i

LIST OF EXHIBITS

Exhibits:

Exhibit A                                            Form of Certificate of Merger

Exhibit B                                            Form of Escrow Agreement

Exhibit C                                            Form of Working Capital Statement

Exhibit D                                            Form of Pre-Closing Statement

Exhibit E                                             Form of Letter of Transmittal

Exhibit F                                              Form of Option Termination Agreement

Exhibit G                                            Form of Target Opinion

Exhibit H                                            Form of Roga Employment Agreement

Exhibit I                                                 Form of Noncompetition Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 22, 2015, is entered into by and among (i) Teladoc, Inc., a Delaware corporation (“Purchaser”), (ii) Stat Health, LLC, a Delaware limited liability company (“Merger Sub”), (iii) Stat Health Services Inc., a Delaware corporation (“Target”), and (iv) John Barravecchia, not in his individual capacity, but as an agent of the Stockholders and Optionholders of Target (the “Equityholder Representative”).

RECITALS

WHEREAS, Target is engaged in the business of providing access to telemedicine and telehealth services to its customers (the “Business”);

WHEREAS, Purchaser has formed Merger Sub as a wholly owned subsidiary of Purchaser;

WHEREAS, the parties intend that Target be merged with and into Merger Sub, with Merger Sub surviving that merger as a wholly owned subsidiary of Purchaser on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of Target (the “Target Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Target and its stockholders, (b) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of Target in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, as of the date of this Agreement, the Principals collectively own (a) 68.59% of the issued and outstanding shares of Target’s Series A Convertible Preferred Stock, $0.001 par value per share (the “Target Preferred Stock”), and (b) 94.01% of the issued and outstanding shares of Target’s Common Stock, $0.001 par value per share (the “Target Common Stock,” and together with the Target Preferred Stock, the “Target Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Purchaser’s and Merger Sub’s willingness to enter into this Agreement, each Principal has executed a written consent, dated as of the date of this Agreement, pursuant to which such Principal has, among other things, voted all of the Equity Interests of Target that such Principal owns to approve the principal terms of the Merger and this Agreement;

WHEREAS, following the execution of this Agreement, Target shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent (the “Written Consent”) containing the affirmative vote of the Principals approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL and the Target Charter Documents (the “Target Stockholder Approval”);

WHEREAS, the board of directors of Purchaser has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Purchaser and its stockholders and Merger Sub, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Purchaser, as the sole member of Merger Sub, and the managers of Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the parties hereto intend that the Merger qualify as a reorganization under section 368(a)(1)(A) of the Code; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accredited Investor” means an “accredited investor”, as such term is defined in Regulation D.

“Accounts Receivable” means all accounts or notes receivable held by Target as of the Closing Date, and any security, claim, remedy or other right related to any of the foregoing.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted Per Share Cash Closing Consideration” has the meaning set forth in Section 2.05(b)(vii)(A).

“Adjusted Per Share Stock Closing Consideration” has the meaning set forth in Section 2.05(b)(vii)(B).

“Adjustment” has the meaning set forth in Section 2.07(c)(ii).

“Adjustment Disputed Amounts” has the meaning set forth in Section 2.07(d)(iii).

“Adjustment Resolution Period” has the meaning set forth in Section 2.07(d)(ii).

“Adjustment Review Period” has the meaning set forth in Section 2.07(d)(i).

“Adjustment Statement of Objections” has the meaning set forth in Section 2.07(d)(ii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” has the meaning set forth in Section 2.05(a).

“Aggregate Option Payment Amount” has the meaning set forth in Section 2.04(b)(i).

“Agreement” has the meaning set forth in the preamble.

“Anti-Terrorism Law” has the meaning set forth in Section 4.26.

“Applicable Survival Period” has the meaning set forth in Section 10.01.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Agreement” means any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Target and any Participant.

“Benefit Plan” means any employment, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity or equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Target, providing benefits to any Participant, but not including any Benefit Agreement.

“Books and Records” means all books and records of Target, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and Intellectual Property files relating to the Intellectual Property Assets and the Intellectual Property Licenses.

“Break-up Fee” has the meaning set forth in Section 7.04.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 10.04(c).

“Cash Conversion Share” means each Target Share designated as a “Cash Conversion Share” on Schedule X attached hereto (as it may be updated in accordance with Section 2.16); provided, however, that all Target Shares held by any Stockholder who is not an Accredited Investor shall constitute Cash Conversion Shares for purposes of this Agreement, regardless of whether such Target shares are designated as “Cash Conversion Shares” or “Stock Conversion Shares” on Schedule X.

“Cash Percentage” has the meaning set forth in Section 2.17(c)(i).

“Cash Transfer Date” has the meaning set forth in Section 2.05(b)(v).

“Certificate of Merger” means a certificate of merger in the form attached hereto as Exhibit A.

“Certificates” has the meaning set forth in Section 2.09(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Accrued Tax Amount” means the sum, without duplication, of all unpaid Taxes (whether accrued or otherwise) of Target with respect to all Pre-Closing Tax Periods.

“Closing Balance Sheet” has the meaning set forth in Section 2.07(c)(i)(A).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Indebtedness” means the amount of all Indebtedness of Target outstanding as of the Closing Date and immediately prior to the Effective Time.

“Closing Payment Amount” has the meaning set forth in Section 2.05(c)(i).

“Closing Statement” has the meaning set forth in Section 2.07(c)(i).

“Closing Transaction Expenses” means Transaction Expenses of Target incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby that remain unpaid at the Closing.

“Closing Working Capital” has the meaning set forth in Section 2.07(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Plan” has the meaning set forth in Section 4.16(c).

“Consideration Spreadsheet” has the meaning set forth in Section 2.16(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Criminal Activity of Purchaser and/or Merger Sub” means with respect to Purchaser and/or Merger Sub, as applicable, the commission of a felony or crime punishable by imprisonment by Purchaser, Merger Sub and/or their respective Representatives, in each case in connection with (i) Purchaser’s business, or (ii) the transactions contemplated by this Agreement.

“Criminal Activity of Target” means with respect to Target, the commission of a felony or crime punishable by imprisonment by Target and/or its Representatives, in each case in connection with (i) Target’s business, or (ii) the transactions contemplated by this Agreement.

“Current Assets” means cash and cash equivalents, Accounts Receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which the Surviving Company will not receive the benefit following the Closing, and (b) deferred Tax assets, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Form of Working Capital Statement.

“Current Liabilities” means accounts payable, accrued Taxes (except to the extent included in the Closing Accrued Tax Amount) and accrued expenses (including amounts under Target’s credit card, amounts payable to Engaged Professionals and accrued bonuses), but excluding deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of Target, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Form of Working Capital Statement.

“D&O Obligations” any obligations or claims with respect to any rights to indemnification, advancement or reimbursement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors or officers of Target, whether pursuant to the Target Charter Documents, an indemnification agreement or otherwise, or in favor of the current or former agents of Target pursuant to the Target Charter Documents.

“D&O Tail Policy” has the meaning set forth in Section 7.14.

“Debt Payoff Recipients” has the meaning set forth in Section 2.05(b)(i).

“Designated Courts” has the meaning set forth in Section 12.11(b).

“DGCL” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 10.05(c).

“Dissenting Shares” has the meaning set forth in Section 2.08.

“DLLCA” has the meaning set forth in Section 2.01.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” means the time at which Certificate of Merger is filed and becomes effective with the Secretary of State of the State of Delaware in accordance with the DGCL and DLLCA (or at such later time as shall be agreed upon by Purchaser and Target and set forth in the Certificate of Merger).

“EMP Contracts” has the meaning set forth in Section 3.02(a)(xxi).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership

“Engaged Professional” has the meaning set forth in Section 4.16(b).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with or liability under any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any similar state Laws): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with or liability under any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interest” and “equity security” mean any “equity security” as such term is defined in the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Equityholder and Employee Claims” means any and all Losses incurred by Purchaser, Merger Sub, the Surviving Company or any of their Affiliates as a result of any claim brought by or for the benefit of any Principal, Stockholder, Optionholder or former stockholder of Target, current or former holders of options, warrants or other Equity Interests of Target or employee or former employee of Target, in respect of such Person’s status as such relating to events, facts, conditions or circumstances existing or arising prior to the Effective Time or in connection with this Agreement, the Transaction Documents, the Merger, the transactions contemplated hereby or thereby (including (i) any such matters relating to the exercise of any rights or remedies by any Principal, Stockholder or Optionholder in connection with the exercise of dissenters’ rights, appraisal rights or any similar rights in connection with this Agreement or the Merger, (ii) any such matters arising out of or related to the Target Charter Documents or Target’s Benefit Plans, employment agreements with employees or otherwise, and (iii) any claims with respect to any such Person’s right to the Aggregate Merger Consideration (or any portion thereof) or with respect to the calculations set forth in the Consideration Spreadsheet), including, without limitation, (x) any of the foregoing arising from matters disclosed to Purchaser, Merger Sub or their Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing, (y) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured, and (z) all costs of investigation, defense, insurance claims processing, and insurance deductibles associated therewith.

“Equityholder Representative” has the meaning set forth in the preamble.

“Equityholder Representative Holdback Amount” means the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), to be deposited to the account specified by Equityholder Representative prior to the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Target or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.17(a)(i).

“Escrow Agent” means Wilmington Trust, N.A., a national banking association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Purchaser, Equityholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit B.

“Escrow Amount” means Six Million One Hundred Thousand and No/100 Dollars ($6,100,000.00), consisting of the Escrow Shares and the Escrow Cash.

“Escrow Cash” means an amount equal to the (i) Per Share Escrow Amount, multiplied by (ii) the sum of (x) the total number of Cash Conversion Shares, plus (y) the total number of shares of Target Common Stock that would be issuable upon exercise of all of the outstanding Options immediately prior to the Effective Time.

“Escrow Fund” has the meaning set forth in Section 2.17(a)(i).

“Escrow Shares” means a number of shares of Purchaser Common Stock equal to (i) the Per Share Escrow Shares multiplied by (ii) the total number of Stock Conversion Shares.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.07(c)(ii).

“Estimated Closing Accrued Tax Amount” has the meaning set forth in Section 2.07(b)(i)(C).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.07(b)(i)(A).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.07(b)(i)(D).

“Estimated Closing Working Capital”  has the meaning set forth in Section 2.07(b)(i)(B).

“Exchange Property” has the meaning set forth in Section 2.17(a)(v).

“Executive Order” has the meaning set forth in Section 4.26.

“Final Adjustment Amount” has the meaning set forth in Section 2.07(c)(ii).

“Final Closing Accrued Tax Amount” has the meaning set forth in Section 2.07(c)(ii).

“Final Closing Indebtedness” has the meaning set forth in Section 2.07(c)(ii).

“Final Closing Working Capital” has the meaning set forth in Section 2.07(c)(ii).

“Final Determination” has the meaning set forth in Section 12.01.

“Final Release Date” has the meaning set forth in Section 2.17(b).

“Financial Statements” has the meaning set forth in Section 4.04.

“Form of Working Capital Statement” has the meaning set forth in Section 2.07(a).

“Fraud of Purchaser and/or Merger Sub” means with respect to Purchaser and/or Merger Sub, as applicable, an actual and intentional fraud by Purchaser, Merger Sub and/or their respective Representatives with the intention that Target rely thereon to its detriment.

“Fraud of Target” means with respect to Target, an actual and intentional fraud by Target or its Representatives with intention that Purchaser and/or Merger Sub rely thereon to its/their detriment.

“Fully Diluted Shares” means the sum (rounded to the nearest thousandth) of (i) the aggregate number of Target Shares that are issued and outstanding immediately prior to the Effective Time, plus (ii) the total number of Target Shares that would be issuable upon exercise of all of the outstanding Options immediately prior to the Effective Time, whether or not then exercisable.

“Fundamental Representations” has the meaning set forth in Section 10.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is regulated or subject to liability under Environmental Laws; and

(b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Information Laws” has the meaning set forth in Section 4.16(c).

“HIPAA” has the meaning set forth in Section 4.16(c).

“Indemnification Agreement” has the meaning set forth in Section 3.02(a)(ix).

“Income Tax” means all federal, state and local income or profits Taxes, Taxes measured by income, profits or earned surplus, excise Taxes and other governmental charges arising from income, profits or other revenue similar in nature to any of the foregoing, including any interest, penalties or other additions to Tax that may become payable in respect thereof, imposed by any Governmental Authority.

“Indebtedness” means any of the following of Target:  (a) any indebtedness for borrowed money (including any obligation for principal, interest, premiums, penalties, fees, expenses and breakage costs), (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all interest expense accrued but unpaid on or relating to any such obligations described in clauses (a) and (b) above, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (f) unpaid fees, prepayment or redemption premiums or penalties or breakage costs associated with the repayment or prepayment of the types of obligations described in clauses (a) through (e) above, and (g) all outstanding obligations of the types described in clauses (a) through (f) above of any Person, the payment for which Target is or may be responsible or liable, directly or indirectly, as obligor, guarantor or surety, including guarantees of such obligations.

“Indemnification Determination” has the meaning set forth in Section 10.06.

“Indemnified Party” has the meaning set forth in Section 10.05.

“Indemnifying Party” has the meaning set forth in Section 10.05.

“Independent Accountants” has the meaning set forth in Section 2.07(d)(iii).

“Information Statement” has the meaning set forth in Section 7.16(a).

“Insolvent” has the meaning set forth in Section 4.24.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, certification marks, logos, trade dress, assumed names, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use thereof and symbolized thereby, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, Instagram, Google+, and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs, logos and design registrations, whether or not copyrightable, including copyright, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals or extensions of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, non-public information, formulae, processes, procedures, research records, records of invention, test information, market surveys and other confidential and proprietary information, whether patentable or not, and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software, including all types of computer software programs, operating systems, application programs, software tools, firmware (including all types of firmware, firmware specifications, mask works, circuit layouts and hardware descriptions) and software imbedded in equipment, including both object code and source code, application programming interfaces, architecture, files, records, schematics and all written or electronic data, documentation and materials that explain the structure or use of software or that were used in the development of software, including software specifications, or are used in the operation of the software (including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look- up tables and databases), whether patentable or not; (g) semiconductor chips and mask works; and (h) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing.

“Intellectual Property Assets” means all Intellectual Property that is owned by Target.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Target’s Affiliates, grant Target exclusive or non- exclusive rights or interests in or to any Intellectual Property.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“IRA Joinders” has the meaning set forth in Section 3.02(a)(xiv).

“Knowledge of Target” or “Target’s Knowledge” means, with respect to any executive officer or director of Target, the actual knowledge of such Persons, in each case after due inquiry and reasonable investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b). “Leases” has the meaning set forth in Section 4.10(b).

“Letter of Transmittal” has the meaning set forth in Section 2.09(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, result, occurrence, effect, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, conditions (financial or otherwise), capitalization, assets or liabilities of the Target, (b) the aggregate value of the Target Shares or Options, (c) the value of the Target’s assets or properties, (d) the ability of the Target to consummate the transactions contemplated hereby on a timely basis or (e) Purchaser’s or the Surviving Company’s ability to operate the business of Target after Closing in the manner operated by Target before Closing; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect:  (i) changes resulting from the announcement of the transactions contemplated hereby; (ii) changes in GAAP or the interpretation thereof; (iii) changes that are the result of economic factors affecting the national or world economy; or (iv) changes made by Target at the request of Purchaser or Merger Sub or required by Purchaser or Merger Sub pursuant to this Agreement.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“New Shares” has the meaning set forth in Section 2.17(a)(iii).

“Noncompetition Agreements” has the meaning set forth in Section 3.02(a)(xviii).

“Option” means any option to purchase Target Common Stock granted under any Stock Option Plan and still outstanding as of immediately prior to the Effective Time.

“Option Exercise Proceeds” means the aggregate amount that would be payable to Target in cash by the Optionholders to purchase shares of Target Common Stock if, immediately prior to the Effective Time, such Optionholders exercised all of the then outstanding Options, whether or not then exercisable, by paying the exercise price therefor in cash.

“Option Payment Amount” has the meaning set forth in Section 2.04(b)(i).

“Option Termination Agreement” has the meaning set forth in Section 2.09(b).

“Optionholder” means a holder of an Option.

“Partial Release Amount” has the meaning set forth in Section 2.17(b).

“Partial Release Date” has the meaning set forth in Section 2.17(b).

“Participant” means any current or former director, manager, member, officer, employee or consultant of the Target.

“Participating Percentage” means, with respect to each Stockholder or Optionholder, the percentage equal to (i) the sum of (x) the number of Target Shares held by such Stockholder or Optionholder immediately prior to the Closing plus (y) the number of Target Shares issuable upon the exercise of all Options held by such Stockholder or Optionholder immediately prior to the Closing, divided by (ii) the number of Fully Diluted Shares immediately prior to the Closing.

“Payoff Letters” has the meaning set forth in Section 2.07(b)(i)(D).

“Per Share Cash Closing Consideration”  has the meaning set forth in Section 2.05(c)(ii).

“Per Share Escrow Amount” means an amount equal to the Escrow Amount divided by the number of Fully Diluted Shares.

“Per Share Escrow Shares” means an amount equal to the Per Share Escrow Amount divided by the Purchaser Stock Price.

“Per Share Stock Closing Consideration”  has the meaning set forth in Section 2.05(c)(iii).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.09.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on the first day after the Closing Date.

“Pre-Closing Statement” has the meaning set forth in Section 2.07(b)(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Principal” shall mean each of (i) EMP Holdings, Ltd., (ii) Quad/Med, LLC, (iii) the Alan C. and Ilana D. Roga Living Trust, and (iv) the Barravecchia Family Trust.

“Profit Sharing Agreements” means that certain (i) Settlement and Release Agreement, dated May 8, 2015, by and between Target and Stat Doctors Arizona, PLLC, an Arizona professional limited liability company (“SDAZ”); and (ii) Amendment to Detailed Definitive Agreements, dated January 1, 2015, by and between Target and EMP Stat Doctors of Ohio, Ltd., an Ohio limited liability company and all of its affiliated companies, including but not limited to, EMP Management Group, Ltd (collectively, “EMP”), with respect to those certain Detailed Definitive Agreements referenced therein, including the Master Agreement, the License Agreement, the Administrative Services Agreement, the Sub-Administrative Services Agreement, the Investors’ Rights Agreement, and the Provider Agreement (each as defined therein), all dated on or about February 8, 2011.

“Profit Sharing Claims” means any and all Losses incurred by any Purchaser Indemnitees as a result of any claim brought by or for the benefit of any Profit Sharing Party or any of their respective Affiliates in respect of any Profit Sharing Party’s status as a provider group of Target or arising out of or relating to any Profit Sharing Agreement or the transactions contemplated thereby, including, without limitation, (x)  any of the foregoing arising from matters disclosed to Target, Merger Sub or their Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing, (y) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured, and (z) all costs of investigation, defense, insurance claims processing, and insurance deductibles associated therewith.

“Profit Sharing Parties” means (i) SDAZ; and (ii) EMP.

“Profit Sharing Payment Amount” has the meaning set forth in Section 2.05(b)(ii).

“Prohibited Transaction” means any of the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Target; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Target; (iii) any sale, exchange, transfer or other disposition of any Equity Interests of Target (except sales or transfers of Equity Interests of Target among the existing Stockholders of Target or those otherwise permitted by Section 7.01); (iv) any tender offer or exchange offer for Equity Interests of Target, or the filing of a registration statement under the Securities Act in connection therewith; or (v) any solicitation in opposition to approval and adoption of this Agreement by any Target or any Stockholder or Optionholder.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Annual Financial Statements” has the meaning set forth in Section 6.05. “Purchaser Charter Documents” means the certificate of incorporation and by-laws of Purchaser, the Purchaser Investors’ Rights Agreement and other organizational documents of Purchaser.

“Purchaser Common Stock” means common stock, par value $0.001 per share, of Purchaser.

“Purchaser Disclosure Schedules” means the Disclosure Schedules delivered by Purchaser and Merger Sub concurrently with the execution and delivery of this Agreement.

“Purchaser Financial Statements” has the meaning set forth in Section 6.05.

“Purchaser Indemnitees” has the meaning set forth in Section 10.02.

“Purchaser Intellectual Property” has the meaning set forth in Section 6.08.

“Purchaser Interim Financial Statements” has the meaning set forth in Section 6.05.

“Purchaser Investors’ Rights Agreement” means the Fifth Amended and Restated Investors’ Rights Agreement of Purchaser, dated September 10, 2014 (as amended).

“Purchaser Material Adverse Effect” means any event, result, occurrence, effect, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, conditions (financial or otherwise), capitalization, assets or liabilities of the Purchaser, (b) the aggregate value of the Aggregate Merger Consideration, (c) the value of the Purchaser’s assets or properties, or (d) the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Purchaser Material Adverse Effect:  (i) changes resulting from the announcement of the transactions contemplated hereby; (ii) changes in GAAP or the interpretation thereof; or (iii) changes that are the result of economic factors affecting the national or world economy;

“Purchaser Stock Price” has the meaning set forth in Section 2.05(c)(iv).

“Purchaser Stock Trading Value” has the meaning set forth in Section 2.17(c)(iii).

“Purchaser’s Accountants” means Ernst & Young.

“Regulation D” has the meaning set forth in Section 4.28.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, general partners, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Party” has the meaning set forth in Section 4.26.

“Restriction Period” has the meaning set forth in Section 7.04.

“Roga Employment Agreement” has the meaning set forth in Section 3.02(a)(x).

“Securities Act” means the Securities Act of 1933, as amended.

“Soliciting Materials” has the meaning set forth in Section 4.28.

“Stock Conversion Share” means each Target Share designated as a “Stock Conversion Share” on Schedule X attached hereto; provided, however, that all Target Shares held by any Stockholder who is not an Accredited Investor shall constitute Cash Conversion Shares for purposes of this Agreement, regardless of whether such Target shares are designated as “Cash Conversion Shares” or “Stock Conversion Shares” on Schedule X.

“Stock Option Plans”  means the following equity incentive plans of Target (as amended): (i) 2010 Equity Incentive Plan — Plan A, (ii) 2010 Equity Incentive Plan — Plan B, (iii) 2009 Equity Incentive Plan — Plan A, and (iv) the Amended and Restated 2009 Equity Incentive Plan — Plan B.

“Stock Percentage” has the meaning set forth in Section 2.17(c)(i).

“Stockholder” means a holder of Target Shares.

“Stockholder Notice” has the meaning set forth in Section 7.16(c).

“Straddle Period” has the meaning set forth in Section 7.08(a)(ii).

“Straddle Period Tax Return” means any Tax Return for a Taxable Period that includes the Straddle Period.

“Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which Equity Interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person, are held by the Owner or one or more of its Subsidiaries.

“Surviving Company” has the meaning set forth in Section 2.01.

“Target” has the meaning set forth in the preamble.

“Target 401(k) Plan” has the meaning set forth in Section 7.12.

“Target Board” has the meaning set forth in the recitals.

“Target Charter Documents” has the meaning set forth in Section 4.01(f).

“Target Common Stock” has the meaning set forth in the recitals.

“Target Disclosure Schedules” means the Disclosure Schedules delivered by Target concurrently with the execution and delivery of this Agreement.

“Target Indemnitees” has the meaning set forth in Section 10.03.

“Target Intellectual Property” has the meaning set forth in Section 4.11(a).

“Target Investors’ Rights Agreement” means the Stat Health Services Inc. Amended and Restated Investors’ Rights Agreement, dated February 27, 2014 (as amended).

“Target Opinion” has the meaning set forth in Section 3.02(a)(iv).

“Target Ownership Interests” has the meaning set forth in Section 4.01(b).

“Target Preferred Stock” has the meaning set forth in the recitals.

“Target Shares” has the meaning set forth in the recitals.

“Target Stockholder Approval” has the meaning set forth in the recitals.

“Target Stockholders’ Agreement” means the First Amended and Restated Stockholders’ Agreement of Target, dated February 27, 2014 (as amended).

“Target Working Capital” has the meaning set forth in Section 2.07(a).

“Target’s Accountants” means McGladrey LLP.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Date” has the meaning set forth in Section 9.01(c)(ii).

“Third Party Claim” has the meaning set forth in Section 10.05(a).

“Third Party Payments” has the meaning set forth in Section 10.04(e).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Noncompetition Agreements, the Roga Employment Agreement, the Letters of Transmittal, the Option Termination Agreements and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means the sum of the following without duplication, all unpaid (whether or not accrued and whether or not disclosed) fees, costs, expenses (including attorneys’, accountants’, financial advisors’, brokers’, investment bankers’ or finders’ fees) or similar amounts that are owed or incurred on or prior to the Effective Time by Target in connection with the negotiation of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, as well as the unpaid costs of the D&O Tail Policy, if any, referenced in Section 7.14(b).

“Unaudited Annual Financial Statements” has the meaning set forth in Section 4.04.

“Unaudited Financial Statements” has the meaning set forth in Section 4.04.

“Unaudited Interim Financial Statements” has the meaning set forth in Section 4.04.

“Union” has the meaning set forth in Section 4.19(b).

“Unresolved Amount” has the meaning set forth in Section 2.17(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” has the meaning set forth in Section 2.07(a).

“Written Consent” has the meaning set forth in the recitals.

“Ziegler” has the meaning set forth in Section 4.27.

ARTICLE II

TRANSACTIONS AND TERMS OF THE MERGER

Section 2.01   The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act (as amended, the “DLLCA”), at the Effective Time, (a) Target will merge with and into Merger Sub, and (b) the separate corporate existence of Target will cease and Merger Sub will continue its corporate existence under the DLLCA as the surviving company in the Merger and a wholly owned Subsidiary of Purchaser (sometimes referred to herein as the “Surviving Company”). The Merger shall have the effects set forth in the DGCL, DLLCA and this Agreement.  At the Closing, Target, Purchaser and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings and recordings and take such other actions as required by the DGCL and the DLLCA in connection with the Merger.

Section 2.02   Certificate of Formation and Limited Liability Company Agreement. The certificate of formation of the Surviving Company immediately following the Effective Time shall be the same as the certificate of formation of Merger Sub immediately prior to the Effective Time, and the limited liability company agreement of the Surviving Company immediately following the Effective Time shall be the same as the limited liability company agreement of Merger Sub immediately prior to the Effective Time.

Section 2.03   Managers and Officers.    The managers of the Surviving Company immediately following the Effective Time shall be the same as the managers of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Company immediately following the Effective Time shall be the same as the officers of Merger Sub immediately prior to the Effective Time.

Section 2.04   Conversion of Interests.  On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Target, Purchaser, Merger Sub or the Equity Interest owners, the Equity Interests of the constituent entities shall be converted as follows:

(a)                                         Target Shares.

(i)      At the Effective Time, Target Shares owned by Target (as treasury stock or otherwise) or any of its direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)     Target Shares issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.04(a)(i), and (ii) Dissenting Shares) shall be converted into, and each Stockholder holding such Target Shares shall be entitled to, the right to receive (a)(x) for each Target Share that is a Cash Conversion Share, an amount in cash (without interest) equal to the Adjusted Per Share Cash Closing Consideration (payable in the manner provided in accordance with Section 2.05(b)(vii)(A) and Section 2.09), and (y) for each Target Share that is a Stock Conversion Share, a number of shares of Purchaser Common Stock equal to the Adjusted Per Share Stock Closing Consideration (payable in the manner provided in accordance with Section 2.05(b)(vii)(B) and Section 2.09), and (b) the right to such Stockholder’s (A) Participating Percentage of any positive Adjustment, (B) Participating Percentage of the Equityholder Representative Holdback Amount, (C) Cash Percentage of the Escrow Cash (and any interest thereon), and (D) Stock Percentage of the Escrow Shares (and any dividend and other amounts paid in respect thereof), in each case when and to the extent such amounts are distributed to Stockholders pursuant to this Agreement and the Escrow Agreement.

(b)                                         Treatment of Stock Options and Corporate Actions.

(i)      At the Effective Time, each Option that is unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Target, the Optionholder or any other Person, cancelled and each Optionholder shall cease to have any rights with respect thereto other than the right to receive with respect to Options (a) an amount in cash, without interest, equal to the product of (x) the aggregate number of Target Shares subject to such Option, multiplied by (y) the excess of the Adjusted Per Share Cash Closing Consideration over the per share exercise price under such Option (such amount being referred to as the “Option Payment Amount,” and the aggregate of all such amounts with respect to all Optionholders being referred to as the “Aggregate Option Payment Amount”), and (b) the right to such Optionholder’s (A) Participating Percentage of any positive Adjustment, (B)  Participating Percentage of the Equityholder Representative Holdback Amount, and (C) Cash Percentage of the Escrow Cash (and any interest thereon), in each case when and to the extent such amounts are distributed to the Optionholders pursuant to this Agreement.  After the Effective Time, each Optionholder shall only be entitled to the payments described in this Section 2.04(b)(i).

(ii)     On or before to the Effective Time, Target (and the Target Board and/or the compensation committee thereof, as applicable) shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.04(b)(i) and (ii) cause the Stock Option Plans to terminate on or before to Effective Time.

(c)       Merger Sub Membership Interests.   Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall thereafter constitute membership interests of the Surviving Company.

(d)           Purchaser Stock.  Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

Section 2.05         Merger Consideration.

(a)           Merger Consideration.  The agreed value of the aggregate merger consideration to be paid by Purchaser by reason of the Merger (the “Aggregate Merger Consideration”) shall be an amount equal to the result of the following:

(i)           Thirty Million Five Hundred Thousand and 00/100 Dollars ($30,500,000.00);

(ii)          either (x) if the Final Closing Working Capital is greater than the Estimated Closing Working Capital, plus an amount equal to the Final Closing Working Capital minus the Estimated Closing Working Capital, or (y) if the Final Closing Working Capital is less than the Estimated Closing Working Capital, minus the absolute value of the Final Closing Working Capital minus the Estimated Closing Working Capital;

(iii)         plus the Option Exercise Proceeds;

(iv)         minus the Final Closing Accrued Tax Amount;

(v)          minus the aggregate amount of Final Closing Indebtedness;

(vi)         minus the Profit Sharing Payment Amount; and

(vii)        minus the aggregate amount of Closing Transaction Expenses.

(b)           Payment and Consideration.  Purchaser shall make, or cause to be made, the following payments and deliveries at Closing (or at such other time as provided in this Section 2.05(b) or in Sections 2.08, 2.09 or 2.12):

(i)           to the accounts of Persons to whom the Closing Indebtedness is owed (the “Debt Payoff Recipients”), an amount equal to the Closing Indebtedness owing to such Debt Payoff Recipients as set forth in the Payoff Letters, which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of Target with respect to any Closing Indebtedness;

(ii)          to the Profit Sharing Parties, in the respective percentages set forth on Schedule 2.05(b)(ii) attached hereto and by wire transfer to the accounts designated by the Profit Sharing Parties, the amount of $631,080 (the “Profit Sharing Payment Amount”);

(iii)         to the accounts of Persons to whom Closing Transaction Expenses are owed as designated in the Pre-Closing Statement, an amount equal to the Closing Transaction Expenses owing to such Persons;

(iv)         to the Equityholder Representative, by wire transfer of immediately available funds at Closing into an account designated by the Equityholder Representative, the Equityholder Representative Holdback Amount;

(v)          to the Escrow Agent, by (A) delivery of validly issued certificate(s) representing Purchaser Common Stock at Closing, the Escrow Shares, and (B) by wire transfer of immediately available funds on the first Business Day that is sixty (60) days following the Effective Time (the “Cash Transfer Date”), the Escrow Cash;

(vi)         to the Target’s designee payroll service provider, by wire transfer of immediately available funds at Closing an amount equal to the Aggregate Option Payment Amount; and

(vii)        to each Stockholder, with respect each Target Share held by such Stockholder (other than with respect to Dissenting Shares) and at the times set forth in Section 2.09:

(A)                               for each Target Shares that is a Cash Conversion Share an amount in cash equal to the result of (x) the Per Share Cash Closing Consideration, less (y) the Per Share Escrow Amount (the “Adjusted Per Share Cash Closing Consideration”); and

(B)                               for each Target Share that is a Stock Conversion Share a number of shares of Purchaser Common Stock equal to the result of (x) the Per Share Stock Closing Consideration, less (y) the Per Share Escrow Shares (the “Adjusted Per Share Stock Closing Consideration”).

(c)           Relevant Definitions.

(i)           “Closing Payment Amount” means an amount equal to result of (x) the Aggregate Merger Consideration (calculated using (A) the Estimated Closing Working Capital in lieu of the Final Closing Working Capital for purposes of Section 2.05(a)(ii), (B) the Estimated Closing Accrued Tax Amount in lieu of the Final Closing Accrued Tax Amount for purposes of Section 2.05(a)(iv), and (C) the Estimated Closing Indebtedness in lieu of the Final Closing Indebtedness for purposes of Section 2.05(a)(v)) minus (y) the Equityholder Representative Holdback Amount.

(ii)          “Per Share Cash Closing Consideration” means an amount of cash equal to the quotient obtained by dividing (i) the Closing Payment Amount, by (ii) the number of Fully Diluted Shares.

(iii)         “Per Share Stock Closing Consideration” means a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (i) the Per Share Cash Closing Consideration, by (ii) the Purchaser Stock Price.

(iv)         “Purchaser Stock Price” means $6.982121134 (subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like).

Section 2.06         No Further Rights.  From and after the Effective Time, no Target Shares or Options shall be deemed to be outstanding, and former holders of such Target Shares or Options shall cease to have any rights with respect thereto except as provided herein.

Section 2.07         Merger Consideration Adjustment.

(a)           Working Capital Adjustments Generally.  The parties have contemplated that the Working Capital of Target as of the Effective Time (the “Closing Working Capital”) will be Zero Dollars ($0) (the “Target Working Capital”).  “Working Capital” means, as of any given date, Target’s Current Assets minus Target’s Current Liabilities, in each case, as of such date, calculated in accordance with GAAP and the Form of Working Capital Statement attached hereto as Exhibit C (the “Form of Working Capital Statement”).

(b)           Delivery of Pre-Closing Statement.

(i)           No later than five (5) Business Days prior to the Closing Date, Target shall deliver to Purchaser a statement, which statement shall be in substantially the form attached hereto as Exhibit D (the “Pre-Closing Statement”), attaching the following items and certifying as to Target’s good faith preparation and calculation of the following items:

(A)                               an unaudited estimated consolidated balance sheet of Target as of 11:59 P.M., Dallas, Texas time, on the Closing Date (the “Estimated Closing Balance Sheet”);

(B)                               an estimate of the Closing Working Capital based on the Estimated Closing Balance Sheet (the “Estimated Closing Working Capital”), together with such schedules and data with respect to the determination of the Estimated Closing Working Capital as may be appropriate to support such calculation of Estimated Closing Working Capital;

(C)                               an estimate of the Closing Accrued Tax Amount (the “Estimated Closing Accrued Tax Amount”), together with a list of each component item thereof, and such schedules and data with respect to the determination of the Estimated Closing Accrued Tax Amount as may be appropriate to support such calculation;

(D)                               a statement setting forth an estimate of each item of Closing              Indebtedness (the “Estimated Closing Indebtedness”), together with such schedules and data with respect to the determination of the Estimated Closing

Indebtedness as may be appropriate to support such calculation of Estimated Closing Indebtedness, along with pay off letters for the Closing Indebtedness which contain a release of Target and are reasonably satisfactory to Purchaser (“Payoff Letters”), along with wire instructions for each Person to whom Closing Indebtedness is owed; and

(E)                                a statement setting forth all Closing Transaction Expenses (together with invoices therefor and wire instructions), as derived from invoices provided by the Persons entitled to payment on account thereof.

(c)           Adjustment.

(i)           Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Equityholder Representative a statement, which statement shall be substantially in the form of the Pre-Closing Statement (but with appropriate adjustments) (the “Closing Statement”), attaching the following items and certifying as to Purchaser’s preparation and calculation of the following items:

(A)                               an unaudited consolidated balance sheet of Target as of 11:59 P.M., Dallas, Texas time, on the Closing Date (the “Closing Balance Sheet”);

(B)                               the Closing Working Capital based on the Closing Balance Sheet, together with a calculation of the variance between the Estimated Closing Working Capital and Closing Working Capital;

(C)                               the Closing Accrued Tax Amount, together with a calculation of the variance between the Estimated Closing Accrued Tax Amount and the Closing Accrued Tax Amount;

(D)                               the Closing Indebtedness, together with a calculation of the variance between the Estimated Closing Indebtedness and the Closing Indebtedness; and

(E)                                a calculation of the Adjustment.

(ii)          After each of the Closing Working Capital, Closing Accrued Tax Amount, and Closing Indebtedness has been finally determined in accordance with Section 2.07(d) (the Closing Working Capital, Closing Accrued Tax Amount and Closing Indebtedness, in each case, as so finally determined being referred to herein as the “Final Closing Working Capital”, “Final Closing Accrued Tax Amount”, and “Final Closing Indebtedness”), the Aggregate Merger Consideration shall be, if necessary, further adjusted to reflect the Adjustment, as follows: The “Final Adjustment Amount” shall be an amount equal to the Final Closing Working Capital, minus the Final Closing Accrued Tax Amount, and minus the Final Closing Indebtedness.  The “Estimated Adjustment Amount” shall be an amount equal to the Estimated Closing Working Capital, minus the Estimated Closing Accrued Tax Amount, and minus the Estimated Closing Indebtedness.  If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, Purchaser shall pay (or shall cause the Surviving Company to pay) to the Stockholders and Optionholders (on a pro rata basis in accordance with their respective Participating Percentages) an amount in cash equal to the absolute value of the difference between the Final Adjustment Amount and the Estimated Adjustment Amount (the “Adjustment”).  If the Final Adjustment Amount is less than the Estimated Adjustment Amount, Purchaser shall be entitled to payment of an amount equal to the Adjustment in accordance with Section 2.07(d)(vi) below.

(d)           Examination and Review.

(i)           After receipt of the Closing Statement, Equityholder Representative shall have thirty (30) days (the “Adjustment Review Period”) to review the Closing Statement.  During the Adjustment Review Period, Equityholder Representative and Target’s Accountants shall have full access during normal business hours to the relevant books and records of the Surviving Company, the personnel of, and work papers prepared by, the Surviving Company and/or Purchaser’s Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Surviving Company’s possession) relating to the Closing Statement as Equityholder Representative may reasonably request for the purpose of reviewing the Closing Statement and preparing an Adjustment Statement of Objections (defined below).

(ii)          On or prior to the last day of the Adjustment Review Period, Equityholder Representative may object to the Closing Statement by delivering to Purchaser a written statement setting forth Equityholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Equityholder Representative’s disagreement therewith (the “Adjustment Statement of Objections”).  If Equityholder Representative fails to deliver the Adjustment Statement of Objections before the expiration of the Adjustment Review Period, the Closing Statement, the Adjustment and the other calculations reflected in the Closing Statement shall be deemed to have been accepted by Equityholder Representative.  If Equityholder Representative delivers the Adjustment Statement of Objections before the expiration of the Adjustment Review Period, Purchaser and Equityholder Representative shall use commercially reasonable efforts to negotiate a resolution of such objections within 30 days after the delivery of the Adjustment Statement of Objections (the “Adjustment Resolution Period”), and, if the same are so resolved within the Adjustment Resolution Period, the Adjustment, the Closing Statement and the calculations reflected in the Closing Statement, with such changes as may have been previously agreed in writing by Purchaser and Equityholder Representative, shall be final and binding.  Equityholder Representative and Purchaser may mutually agree in writing to extend the term of the Adjustment Resolution Period.

(iii)         If Equityholder Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Adjustment Statement of Objections before expiration of the Adjustment Resolution Period, then any amounts remaining in dispute (“Adjustment Disputed Amounts”) shall be submitted for resolution to an impartial firm of independent certified public accountants mutually selected by Purchaser and Equityholder Representative, other than Target’s Accountants or Purchaser’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall (on the basis of the Closing Statement, Adjustment Statement of Objections and this Agreement) resolve the Adjustment Disputed Amounts only and make any adjustments to the Adjustment and the Closing Statement.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Adjustment Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Adjustment Statement of Objections, respectively.

(iv)         Fees and expenses of the Independent Accountants shall be paid 50% by the Equityholder Representative from the Equityholder Representative Holdback Amount (or, if insufficient funds remain in the Equityholder Representative Holdback Amount, directly by the Stockholders and Optionholders) and 50% by Purchaser.

(v)          The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the Purchaser and Equityholder Representative shall agree in writing) after their engagement, and their resolution of the Adjustment Disputed Amounts and their adjustments to the Closing Statement, Adjustment and/or the other calculations set forth in the Closing Statement shall be conclusive and binding upon the parties hereto.

(vi)         Any payment of the Adjustment shall be due within the time periods set forth below after the calculations set forth in the Closing Statement become final and binding in accordance with clauses (ii) — (v) above.  Any amount payable to the Stockholders pursuant to Section 2.07(c)(ii) shall be paid to them (via wire transfer of immediately available funds, using the same payment instructions that were used in making payments to them pursuant to Section 2.05(b)) pro-rata pursuant to each Stockholder’s respective Participating Percentage within five (5) Business Days after the calculations set forth in the Closing Statement become final and binding in accordance with clauses (ii) — (v) above.  Any amount payable to the Optionholders pursuant to Section 2.07(c)(ii) shall be paid to Target’s payroll provider designee within five (5) Business Days after the calculations set forth in the Closing Statement become final and binding in accordance with clauses (ii) — (v) above, and thereafter promptly remitted by such payroll provider to the Optionholders pro-rata pursuant to each Optionholder’s respective Participating Percentage.  If any amount is due to Purchaser pursuant to Section 2.07(c)(ii), then (A) Purchaser and the Equityholder Representative shall first jointly instruct the Escrow Agent to disburse such amount (which shall be satisfied first in cash and second, to the extent insufficient cash remains in the Escrow Fund, in Escrow Shares or Exchange Property, as applicable) from the Escrow Fund, and (B) to the extent that any amounts remain due following such disbursement in accordance with clause (A), within the five (5) Business Day period after the calculations set forth in the Closing Statement become final and binding in accordance with clauses (i)-(v) above, such remaining amounts shall be paid by the Stockholders and

Optionholders by wire transfer of immediately available funds to such account as directed by the Purchaser.

(e)           Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.07 shall be treated as an adjustment to the Aggregate Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 2.08         Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, Target Shares issued and outstanding immediately prior to the Effective Time (other than Target Shares cancelled in accordance with Section 2.04(a)(i)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Target Shares in accordance with Section 262 of the DGCL (such Target Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Target Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Target Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Aggregate Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.04(a)(ii) and the Equityholder Representative, without interest thereon.  Target shall provide Purchaser with prompt written notice of any demands received by Target for appraisal of Target Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to Target prior to the Effective Time pursuant to the DGCL that relates to such demand.  The Equityholder Representative shall have the right to lead all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Purchaser, Target shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.09         Surrender and Payment.

(a)           Target Shares.  As promptly as practicable following the date hereof and in any event not later than fifteen (15) Business Days thereafter and concurrently with the delivery of the Information Statement, Target shall mail to each holder of Target Shares a letter of transmittal in substantially the form attached as Exhibit E (a “Letter of Transmittal”) and instructions for use in effecting the surrender of certificates formerly representing Target Shares (“Certificates”) in exchange for the applicable portion of Aggregate Merger Consideration pursuant to Section 2.04(a)(ii).  IT IS ACKNOWLEDGED THAT THE LETTER OF TRANSMITTAL CONTAINS A RELEASE FROM EACH STOCKHOLDER AS MORE PARTICULARLY SET FORTH IN SECTION 6 THEREOF, AND THAT (I) SUCH RELEASE CONSTITUTES A MATERIAL INDUCEMENT FOR PURCHASER AND MERGER SUB TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE MERGER, AND (II) A PORTION OF THE AGGREGATE MERGER CONSIDERATION IS BEING PAID IN CONSIDERATION OF SUCH RELEASE.  Target and the Equityholder Representative shall forward any such Letters of Transmittal and Certificates to Purchaser on the Closing Date or, if

later, promptly following receipt thereof.  Purchaser shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of a Certificate, together with a Letter of Transmittal and all attachments thereto (including a Release Agreement, IRA Joinder and Written Consent) duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Purchaser may reasonably require in connection therewith, deliver (in cash and/or whole shares of Purchaser Common Stock, as applicable) to the holder of such Certificate the applicable consideration as provided in Section 2.04(a)(ii) with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled.  Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Target Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Aggregate Merger Consideration as provided in Section 2.04(a)(ii).  If after the Effective Time, any Certificate is presented to Purchaser or the Surviving Company, it shall be cancelled and exchanged as provided in this Section 2.09(a).

(b)           Options.  As promptly as practicable following the date hereof and in any event not later than fifteen (15) Business Days thereafter and concurrently with the delivery of the Information Statement, Target shall mail to each Optionholder an option termination agreement substantially in the form attached as Exhibit F (an “Option Termination Agreement”) and instructions for completing, executing and returning such Option Termination Agreement in exchange for the applicable portion of the Aggregate Merger Consideration pursuant to Section 2.04(b)(i).  IT IS ACKNOWLEDGED THAT THE OPTION TERMINATION AGREEMENT CONTAINS A RELEASE FROM EACH OPTIONHOLDER AS MORE PARTICULARLY SET FORTH IN SECTION 7 THEREOF, AND THAT (I) SUCH RELEASE CONSTITUTES A MATERIAL INDUCEMENT FOR PURCHASER AND MERGER SUB TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE MERGER, AND (II) A PORTION OF THE AGGREGATE MERGER CONSIDERATION IS BEING PAID IN CONSIDERATION OF SUCH RELEASE.  Target and the Equityholder Representative shall promptly forward such Option Termination Agreements to Purchaser at Closing or, if later promptly following the receipt thereof.  Purchaser shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of an Option Termination Agreement and all attachments thereto duly completed and validly executed in accordance with the instructions thereto and any other customary documents that Purchaser may reasonably require in connection therewith, cause Target’s payroll provider, on behalf of Target, to deliver such Optionholder the cash amount such Optionholder has the right to receive pursuant to Section 2.04(b)(i).

(c)           Rights to Escrow Fund and Equityholder Representative Holdback Amount.  Each Stockholder and Optionholder shall also be entitled to any amounts that may be payable in the future in respect of the Target Shares formerly represented by such Certificate and the cancelled Options from the Escrow Cash, Escrow Shares and Equityholder Representative Holdback Amount as provided in this Agreement and the Escrow Agreement and on account of any positive Adjustment, at the respective time, in the respective percentages and subject to the contingencies specified herein and therein.

(d)           No Interest.  Except as otherwise expressly provided herein, no interest will be paid or accrued on the amounts payable upon the surrender of the Certificates or Options.

(e)           Taxes.  If delivery of any consideration in respect of cancelled stock certificates is to be made to a Person other than the Person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the reasonable satisfaction of Purchaser that such Tax either has been paid or is not payable.

Section 2.10         No Fractional Shares.  No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, and in lieu thereof, any fractional share of Purchaser Common Stock shall be rounded up or down, as appropriate, to the nearest whole share of Purchaser Common Stock; provided that, prior to applying the preceding sentence with respect to any holder of Target Shares, all Target Shares held by such holder shall be aggregated, taking into account all Certificates formerly representing Target Shares, and the aggregate number of Target Shares represented thereby.

Section 2.11         Withholding.  Each of the Purchaser, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law.  To the extent that amounts are so deducted and withheld by Purchaser, Merger Sub or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Purchaser, Merger Sub or the Surviving Company, as the case may be, made such deduction and withholding.

Section 2.12         Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, an agreement by such Person to indemnity against any claim that may be made against it with respect to such Certificate, Purchaser shall issue, in exchange for such lost, stolen or destroyed Certificate, the Aggregate Merger Consideration applicable thereto to be delivered in respect of the Target Shares formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.13         Adjustments for Splits and Dividends.  The Aggregate Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock or Target Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Purchaser Common Stock or Target Shares occurring on or after the date hereof and prior to the payment or delivery of the applicable Aggregate Merger Consideration.

Section 2.14         Stock Transfer Books.  Upon the execution of this Agreement, the stock transfer books of Target shall be closed and there shall be no further registration, issuances or transfers of Target Shares or Options thereafter on the records of Target.  From and after the

Effective Time, the holders of Target Shares evidenced by Certificates and Options outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Target Shares or Options, except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates or Options presented to Purchaser for any reason shall be cancelled and exchanged for the Aggregate Merger Consideration to which the holders thereof are entitled pursuant to this ARTICLE II.

Section 2.15         Third Party Consents.  To the extent that Target’s rights under any Contract, Permit or other asset do not inure to the benefit of the Surviving Company by way of the Merger without the consent of another Person which has not been obtained, then the Equityholder Representative, at the Stockholders’ and Optionholders’ expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if the Merger would impair the Surviving Company’s rights under the Contract, Permit or asset in question so that the Surviving Company would not in effect acquire the benefit of all such rights, the Equityholder Representative, to the maximum extent permitted by Law, shall act after the Closing as the Surviving Company’s agent in order to obtain for the Surviving Company the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the applicable Contract or Permit, with the Surviving Company in any other reasonable arrangement designed to provide such benefits to the Surviving Company.

Section 2.16         Consideration Spreadsheet.

(a)           Preparation.  At least five (5) Business Days before the Closing and concurrently with the delivery of the Pre-Closing Statement, Target shall prepare and deliver to Purchaser a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Financial Officer of Target, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i)            the names, addresses and wire instructions of all Stockholders and the number of Stock Conversion Shares and Cash Conversion Shares held by such Persons

(ii)          an updated version of Schedule X, reflecting, amongst other things, any transfers of Target Shares or any adjustments to the Aggregate Merger Consideration in accordance with this Agreement;

(iii)         the names, addresses and wire instructions of all Optionholders, together with the number of Target Shares subject to Options held by such Optionholders, the grant date and exercise price for such Options;

(iv)         detailed calculations of the Aggregate Merger Consideration, Per Share Cash Closing Consideration, Per Share Stock Closing Consideration, Adjusted Per Share Cash Closing Consideration and Adjusted Per Share Stock Closing Consideration;

(v)          the amount of cash and Purchaser Common Stock deliverable to each Stockholder and Optionholder at Closing;

(vi)         the amount of Escrow Cash and Escrow Shares contributed by each Stockholder and Optionholder in to the Escrow Account; and

(vii)        each Stockholder’s and Optionholders’ Participating Percentage, Stock Percentage and Cash Percentage.

(b)           Reliance.  The parties agree that Purchaser and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under this Agreement and Purchaser and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.17         Escrow Arrangements.

(a)           Escrow Fund.

(i)           At the Effective Time, each of Purchaser, the Surviving Company, the Equityholder Representative and the Escrow Agent shall enter into the Escrow Agreement.  Purchaser shall deposit a stock certificate (issued in the name of the Equityholder Representative) reflecting the Escrow Shares (at the Closing) and the Escrow Cash (on the Cash Transfer Date) into escrow pursuant to the Escrow Agreement.  The Escrow Agent shall hold the Escrow Shares and Escrow Cash and all interest, dividends and other amounts earned thereon not required to be distributed to the Stockholders or Optionholders pursuant to Section 2.17(a)(iii) (collectively, the “Escrow Fund”) in an escrow account (the “Escrow Account”) for purposes of securing any amounts payable by Stockholders and Optionholders under ARTICLE X and Sections 2.07 and 7.08 and certain other amounts payable hereunder in accordance with this Agreement and the Escrow Agreement.

(ii)          Any and all interest earned on cash in the Escrow Fund shall be added to the Escrow Fund and shall become a part thereof.

(iii)         Except as provided in Section 2.17(a)(v) below, cash dividends, and any non-cash taxable dividends or distributions, on any shares of Purchaser Common Stock in the Escrow Fund shall be distributed to the Stockholders according to their the respective Stock Percentages (defined below), and shall not become a part of the Escrow Fund, provided however that, to the extent aggregate amount of claims for payment under Sections 2.07 or 7.08 or indemnity claims asserted by the Purchaser Indemnitees in good faith pursuant to ARTICLE X exceed the amount then-remaining in the Escrow Fund, such dividends and distributions shall remain in the Escrow Fund and shall be treated as distributed to the Stockholders holding the applicable shares of Purchaser Common Stock according to their respective Stock Percentages for U.S.  federal income tax purposes.  Any shares of Purchaser Common Stock or other Equity Interests issued or distributed by Purchaser after the Effective Time in a nontaxable transaction (“New Shares”) in respect of Purchaser Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof.  The parties hereto agree that the Equityholder Representative, as agent for the Stockholders previously owning Stock Conversion Shares, is the record owner of any stock or other Equity Interests in the Escrow Fund for so long as such stock or Equity Interests remain in the Escrow Fund.  Upon distribution to any Person (including the Stockholders) of any stock or

Equity Interests in the Escrow Fund, the Equityholder Representative shall cause ownership of such stock or Equity Interests to be transferred to the distributee thereof.  New Shares issued in respect of shares of Purchaser Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

(iv)         For tax reporting and withholding purposes, Equityholder Representative shall be treated as the owner of the cash in the Escrow Fund and shall be liable and responsible for any Taxes due with respect to income earned on such cash.  Equityholder Representative shall be entitled to disbursements from the Escrow Amount in respect of Taxes paid by Equityholder Representative in respect of income earned on the Escrow Fund, as more particularly set forth in the Escrow Agreement.  Upon the release of any portion of the cash in the Escrow Fund to the Stockholders or Optionholders, a portion of such cash paid from the Escrow Fund shall be treated as interest under the imputed interest rules of the Code.

(v)          Notwithstanding anything herein to the contrary, upon any reorganization, recapitalization, reclassification, consolidation, merger or Deemed Liquidation Event (as defined in Purchaser’s Fourth Amended and Restated Certificate of Incorporation, as in effect on the Closing Date) involving Purchaser in which the Purchaser Common Stock in the Escrow Fund converted into or exchanged for securities, cash or other property (the “Exchange Property”), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or Deemed Liquidation Event, then, in lieu of such Purchaser Common Stock, there shall be deposited in the Escrow Fund the kind and amount of Exchange Property issuable upon conversion of such Purchaser Common Stock.

(vi)         The Letter of Transmittal and the Option Termination Agreement shall include a Form W-9 or original W-8 IRS tax form which shall be provided to the Escrow Agent prior to the disbursement of interest and the Escrow Agent will file the appropriate 1099 or other required forms pursuant to Federal and State laws.  A statement of citizenship will be provided if requested by Escrow Agent.  Escrow Agent shall not be responsible for maximizing the yield on the Escrow Fund.

(b)           Release of the Escrow Fund.  Within ten (10) Business Days following the (i) fifteen (15) month anniversary of the Effective Date (such fifteen (15) month anniversary, the “Partial Release Date”), Purchaser and Equityholder Representative shall deliver a joint written direction to the Escrow Agent to release to the Stockholders and Optionholders (in accordance with Section 2.17(c)(i)) from the Escrow Fund an amount equal to the Partial Release Amount (as defined below) within five (5) Business Days of the date of such joint written direction, and (ii) twenty four (24) month anniversary of the Effective Time (such twenty four (24) month anniversary, the “Final Release Date”), all remaining portions of the Escrow Fund (except for the amount of any claims for payment under Sections 2.07 or 7.08 or indemnity claims asserted by the Purchaser Indemnitees pursuant to ARTICLE X prior to the Final Release Date and which remain unpaid, pending or unresolved (an “Unresolved Amount”)) and any interest, dividends or other amounts accrued thereon shall be released from the Escrow Account and paid over to the Stockholders and Optionholders in accordance with Section 2.17(c)(i) below.  Any Unresolved Amount withheld from release after the Final Release Date and finally determined not to be subject to indemnification or payment by the Stockholders or Optionholders in accordance with this Agreement, shall be released to the Stockholders or Optionholders in accordance with Section 2.17(c)(i) below.  For purposes of this Agreement, the term “Partial Release Amount” means (A) if no claims for payment under Section 7.08 or indemnity claims asserted by Purchaser Indemnitees pursuant to ARTICLE X have been made prior to the Partial Release Date and either resolved in favor of any Purchaser Indemnitee or remain unpaid, pending or unresolved in dispute as of the Partial Release Date, then an amount equal to Three Million Eight Hundred Fifty Thousand and No/100 Dollars ($3,850,000.00), less any amounts paid or payable under Section 2.07, with any Escrow Shares being distributed pursuant to this clause (A) being valued at the Purchaser Stock Price (subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like), and (B) in all other circumstances, an amount such that, following the release thereof, the value of the remaining Escrow Fund equals the lesser of (y) the value of the entire Escrow Fund immediately prior to such release, or (x) the sum of (I) Two Million Two Hundred Fifty Thousand and No/100 Dollars ($2,250,000.00), plus (II) any interest previously accrued on the Escrow Fund, plus (III) the amount of any claims for payment under Sections 2.07 or 7.08 or indemnity claims asserted by Purchaser Indemnitees pursuant to ARTICLE X which remain unpaid, pending or unresolved in dispute as of the Partial Release Date.

(c)           Disbursements.  Notwithstanding anything herein to the contrary:

(i)           All amounts subject to release from the Escrow Fund to the Stockholders and Optionholders shall be released (i) first, in the form of Escrow Shares, (ii) second, and to the extent that insufficient Escrow Shares remain in the Escrow Account, in the form of other non-cash property, and (iii) thereafter, to the extent that insufficient non-cash property and Escrow Shares remain in the Escrow Account, in the form of cash.  Any cash, stock or other property released from the Escrow Fund to the Stockholders or Optionholders in accordance with this Agreement or the Escrow Agreement shall (A) if Escrow Shares (and dividends or other amounts earned thereon and held in the Escrow Fund), be delivered or paid to the Stockholders in accordance with their respective Stock Percentages (as defined below), and (B) if Escrow Cash (and interest and other amounts earned thereon), be delivered or paid to the Stockholders and Optionholders in accordance with their respective Cash Percentages (as defined below), in each case and pursuant to the wire transfer and delivery instructions set forth in the Consideration Spreadsheet; provided however, that any such amounts payable to the Optionholders shall be paid to Target’s payroll provider designee and thereafter promptly remitted (less applicable tax withholding) to the Optionholders.  For purposes of this Agreement, (i) the “Stock Percentage” of a Stockholder shall be equal to a fraction (x) the numerator of which is the number of Stock Conversion Shares held by such Stockholder immediately prior to the Closing, and (y) the denominator of which is aggregate number of Stock Conversion Shares held by all Stockholders immediately prior to the Closing, and (ii) the “Cash Percentage” of a Stockholder or Optionholder shall be equal to a fraction (x) the numerator of which is the sum of the number of Cash Conversion Shares held by such Stockholder or Optionholder immediately prior to the Closing plus the number of Target Shares issuable upon exercise of all Options held by such Stockholder or Optionholder immediately prior to the Closing, and (y) the denominator of which is the sum of the aggregate number of Cash Conversion Shares held by all Stockholders and Optionholders immediately prior to the Closing plus the aggregate number of Target Shares issuable upon the exercise of all Options outstanding immediately prior to the Closing.

(ii)          In the event that it is determined, in accordance with this Agreement, that Purchaser or any other Purchaser Indemnitee is entitled to disbursement from any cash, stock or other property held in the Escrow Fund, then Purchaser shall receive disbursement first in cash and then, to the extent that insufficient cash remains in the Escrow Account, in Escrow Shares or Exchange Property, as applicable.

(iii)         Except as set forth in clause (A) of the definition of “Partial Release Amount,” for purposes of this Agreement and the Escrow Agreement, (i) each share of Purchaser Common Stock disbursed or released from the Escrow Account shall (A) prior to the Initial Qualified Public Offering of the Purchaser Common Stock be valued at the Purchaser Stock Price (subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like), and (B) following the Initial Qualified Public Offering of the Purchaser Common Stock and the registration of the Escrow Shares (if any) the Purchaser Stock Trading Value, and (ii) all Exchange Property so disbursed shall be valued at the aggregate Purchaser Stock Price of the Purchaser Common Stock for which such Exchange Property was exchanged or converted.  For purposes of this Agreement, the “Purchaser Stock Trading Value” shall be equal to the volume-weighted average of the trading prices on any national securities exchange on which Purchaser Common Stock is listed for one (1) share of Purchaser Common Stock for the five (5) consecutive trading days immediately preceding the day that is three (3) trading days prior to the disbursement of the applicable Escrow Shares from the Escrow Account (subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like).

(d)           Fees.  Purchaser and/or the Surviving Company, on one hand, and the Stockholders and Optionholders (paid from the Equityholder Representative Holdback Amount to the extent available), on the other hand, shall each pay fifty percent (50%) of the fees, expenses and costs associated with establishing and maintaining the Escrow Account in accordance with this Agreement and the Escrow Agreement.

(e)           Joint Written Instructions.  Purchaser, Merger Sub and the Equityholder Representative agree to promptly provide the Escrow Agent with jointly executed written instructions to disburse or retain the Escrow Amount (or a portion thereof, as applicable) from the Escrow Account in accordance with this Agreement and the Escrow Agreement.

(f)            Voting; Proxy.  Each of the Stockholders previously holding Stock Conversion Shares shall have voting rights with respect to the shares of Purchaser Common Stock contributed to and held in the Escrow Fund on behalf of such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Purchaser Common Stock), provided, however, that during such time as the shares of Purchaser Common Stock are held in the Escrow Fund on behalf of such Stockholders, such Stockholders will appoint the

Equityholder Representative as such Stockholder’s proxy and attorney-in-fact to vote, in the Equityholder Representative’s discretion, all Purchaser Common Stock held by such Stockholder in the Escrow Fund.

ARTICLE III

CLOSING

Section 3.01 Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jackson Walker LLP, 901 Main Street, Suite 6000, Dallas, Texas 75202, at 10:00 a.m., Dallas, Texas time, upon the later of (i) June 16, 2015, (ii) or as soon as practicable (and in any event within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to the Merger set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is mutually agreed to in writing by Target and the Equityholder Representative.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02         Closing Deliverables

(a)           At the Closing, Target shall deliver to Purchaser and Merger Sub the following, unless waived by Purchaser:

(i)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Target certifying that attached thereto are true and complete copies of all resolutions adopted by the directors and stockholders of Target authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Target is party and the consummation of the transactions contemplated hereby and thereby (including the Merger and the other transactions contemplated hereby), and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ii)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Target certifying the names and signatures of the officers of Target authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered by Target hereunder and thereunder;

(iii)         a certificate, dated as of the Closing Date and signed by a duly authorized officer of Target, that each of the conditions set forth in Section 8.02(a), (b), (h) and (i) with respect to Target have been satisfied;

(iv)         an original legal opinion of Weiss Brown PLLC covering the matters set forth on Exhibit G (the “Target Opinion”);

(v)          a good standing certificate (or its equivalent) for Target from the secretary of state or similar Governmental Authority of Delaware and of each jurisdiction in which Target is qualified to do business as a foreign entity, in each case dated as of a date that is not more than ten (10) days prior to the Closing Date;

(vi)         such documentation or other evidence reasonably satisfactory to Purchaser that all of the Permits, consents, approvals, authorizations and clearances listed in Section 4.03 of the Disclosure Schedules have been obtained;

(vii)        such documentation or other evidence reasonably satisfactory to Purchaser that Target shall have taken all action reasonably required to cause the termination of all of the Contracts listed in Schedule 3.02(a)(vii), if any;

(viii)       such documentation or other evidence reasonably satisfactory to Purchaser that Target shall have taken all action reasonably required to cause the termination of all of its Benefit Plans, if any;

(ix)         a resignation letter, duly executed by each director and officer of Target, which resignation letter shall include an acknowledgement that, with respect to the director and officer indemnification agreement previously entered into between Target and such director or officer (the “Indemnification Agreement”) (i) no indemnification, reimbursement or advancement of expenses shall be due under the Indemnification Agreement from Purchaser or the Surviving Company in respect of actions or omissions occurring after the Closing, and (ii) Section 9 of the Indemnification Agreement shall only apply to actions or omissions taken prior to the Closing and in such Person’s capacity as a director or officer of Target;

(x)          an Employment Agreement in the form attached hereto as Exhibit H (the “Roga Employment Agreement”), duly executed by Roga;

(xi)         the Escrow Agreement duly executed by the Equityholder Representative; (xii)   a release (in form and substance reasonably satisfactory to Purchaser) duly executed by Ziegler, (i) acknowledging that, upon payment of the applicable Closing Transaction Expenses due thereto, all fees payable to Ziegler due to the consummation of this Agreement have been paid and (ii) releasing Purchaser, the Surviving Company and Target from any claims in connection therewith;

(xiii)       a release (in form and substance reasonably satisfactory to Purchaser) duly executed by each Profit Sharing Party, (i) acknowledging that, upon payment of the respective portion of the Profit Sharing Payment Amount specified in Section 2.05(b)(ii), all fees payable by Target to such Profit Sharing Party under the Profit Sharing Agreements have been paid and (ii) releasing Purchaser, the Surviving Company and Target from any claims in connection therewith;

(xiv)       Joinders in the form attached to the form of Letter of Transmittal (a copy of which is attached hereto as Exhibit E) (the “IRA Joinders”) to the Purchaser Investors’ Rights Agreement duly executed by each holder of Stock Conversion Shares;

(xv)        the Written Consent duly executed by a sufficient number of Stockholders to evidence Target’s receipt of the Target Stockholder Approval;

(xvi)       Letters of Transmittal duly executed by (i) each Principal, and (ii) Stockholders holding (A) at least ninety-five percent (95%) of the issued and outstanding shares of Target Preferred Stock and (B) at least ninety-five percent (95%) of the issued and outstanding shares of Target Common Stock;

(xvii)      Option Termination Agreements duly executed by (i) each Principal who is an Optionholder, and (ii) Optionholders holding Options to purchase at least ninety-five percent (95%) of total number of Target Shares subject to purchase upon the exercise of all outstanding Options;

(xviii)     Noncompetition/Nonsolicitation Agreements in the form of Exhibit I attached hereto (the “Noncompetition Agreements”) duly executed by each Stockholder or Optionholder set forth on Schedule 3.02(a)(xviii) attached hereto;

(xix)       an affidavit, dated as of the Effective Time, setting forth Target’s name, address and federal employer identification number and stating under penalties of perjury that Target is not and has not during the previous five (5) years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(xx)        Intentionally Omitted;

(xxi)       a release and termination agreement (in form and substance reasonably satisfactory to Purchaser) duly executed by Target and the counterparties to the Contracts set forth in Schedule 3.02(a)(xxi) (collectively, the “EMP Contracts”), whereby such counterparties, (i) agree that the EMP Contracts are terminated immediately prior to the Effective Time, (ii) acknowledge that all fees payable by Target to such counterparties under the EMP Contracts have been paid and (iii) release Purchaser, the Surviving Company and Target from any claims in connection therewith; and

(xxii)      such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

(b)           At the Closing, Purchaser and Merger Sub shall deliver to the Equityholder Representative, unless otherwise specified below, the following:

(i)           the Escrow Agreement duly executed by Purchaser, Merger Sub and the Escrow Agent;

(ii)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the boards of directors, stockholders, managers and members (as applicable) of Purchaser and Merger Sub authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser and Merger Sub certifying the names and signatures of the officers of Purchaser and Merger Sub authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered by Purchaser and Merger Sub hereunder and thereunder;

(iv)         a certificate, dated as of the Closing Date and signed by a duly authorized officer of Purchaser and Merger Sub, that each of the conditions set forth in Section 8.03(a) and (b) have been satisfied;

(v)          the Roga Employment Agreement, duly executed by Purchaser; (vi)      the IRA Joinders, duly executed by Purchaser; and

(vii)        Letter of instruction to Purchaser’s transfer agent, if any, regarding issuance of the Purchaser Common Stock.

(c)           At the Closing (or at such later times as specified therein), Purchaser shall make, or cause the Surviving Company to make, the payments and deliveries described in Section 2.05(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE TARGET

Except as set forth in the correspondingly numbered Section of the Target Disclosure Schedules (which disclosures shall reference the specific sections and subsections below, as applicable, but shall also qualify other sections or subsections in this Article IV and in the Target Disclosure Schedules to the extent it is reasonably apparent on its face from a reading of the disclosure item that the disclosure is applicable to the other section or subsection), Target represents and warrants to Purchaser and Merger Sub that the statements contained in this ARTICLE IV are true and correct.

Section 4.01         Organization, Qualification and Capitalization of Target.

(a)           Target is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Target has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and as currently conducted by it.  Section 4.01(a) of the Target Disclosure Schedules sets forth each jurisdiction in which Target is licensed or qualified to do business.  Target is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except where Target’s failure to qualify to do business or be in good standing would not be reasonably likely to have, individually, or in the aggregate, a Material Adverse Effect.

(b)           The authorized capital stock of Target consists of (i) 23,000,000 shares of Target Preferred Stock (of which 22,602,794 shares are issued and outstanding as of the close of business on the date of this Agreement and none of which shares are held by Target in treasury), and (ii) 32,000,000 shares of Target Common Stock (of which 2,244,371 shares are issued and outstanding as of the close of business on the date of this Agreement and none of which shares are held by Target in treasury).  Section 4.01(b) of the Target Disclosure Schedules sets forth a full, complete and accurate schedule of the holders of all of the issued and outstanding Equity Interests of Target as of the date of this Agreement (the “Target Ownership Interests”), including (i) the name of each Person that is the registered owner of any Target Shares and the number of Target Shares (on both an outstanding and an as-converted to Target Common Stock basis) owned by such Person, and (ii) a list of all holders of outstanding Options, including the number of shares of Target Common Stock subject to each such Option, the grant date and exercise price for such Option, the date on which such Option expires and the Stock Option Plan pursuant to which such Option was granted.  Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable Stock Option Plan pursuant to which it was issued.  Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Target Board or compensation committee actually awarded the Option.  Each Option qualifies for the tax and accounting treatment afforded to such Option in the Target’s Tax Returns and financial statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code.  Each Option will be fully- vested and exercisable as of the Effective Time.  Target has delivered to Purchaser true and complete copies of the standard form of option agreement for the Options and any stock option agreements that differ from such standard form.

(c)           Except as set forth on Section 4.01(c) of the Target Disclosure Schedule, there are no existing (i) options, warrants, calls, subscriptions, preemptive rights or other rights, convertible securities, agreements or commitments of any character obligating the Target to issue, transfer or sell any Equity Interest in the Target, (ii) contractual obligations of the Target to repurchase, redeem or otherwise acquire any Equity Interests of the Target, (iii) voting trusts, proxies or similar agreements with respect to the voting of the Equity Interests of the Target, or (iv) Contracts, arrangements, commitments or restrictions to which Target or, to Target’s Knowledge, any other Person, is a party relating to the issuance, sale, transfer or purchase of Equity Interests in Target.  There are no declared or accrued but unpaid dividends with respect to any Target Shares.

(d)           The Target Ownership Interests (as set forth on Section 4.01(d) of the Target Disclosure Schedules) are held of record on Target’s records as set forth on Section 4.01(d) of the Target Disclosure Schedules, and such Target Ownership Interests are free and clear of any Encumbrances established by Target or, to the Knowledge of Target, any other Person.  The Target Ownership Interests have been duly authorized and validly issued and are fully paid and non-assessable.  None of the Target Ownership Interests were issued in violation of the Securities Act or any other Law.  There are no outstanding or authorized equity appreciation, phantom equity, profit participation, change of control bonus or similar rights with respect to Target.  There are no obligations of Target to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the any other Person.

(e)           Target (i) does not have any Subsidiaries, (ii) does not own any Equity Interests in any other Person, (iii) does not provide medical services through any Person, and (iv) except as set forth on Section 4.01(e) of the Target Disclosure Schedules, is not party to any services or similar agreement with any professional association or entity regarding telemedicine, telehealth, behavior health or other medical services; provided that it is acknowledged that Target provides medical services through the Engaged Professionals.

(f)            Attached as Section 4.01(f) of the Target Disclosure Schedules are true and complete copies of the certificate of incorporation and by-laws of Target, the Target Investors’ Rights Agreement, the Target Stockholders’ Agreement and other organizational documents of Target (collectively, the “Target Charter Documents”), each of which is in full force and effect as of the date hereof and the Closing and Target is not in default under or in violation of any provision of the Target Charter Documents.  The minute books or similar record books (containing the records of meetings or actions of the Target Board and stockholders) of Target (all of which have been delivered to Purchaser) are correct and complete and accurately reflect all actions by the Target Board (and committees thereof) and stockholders with respect to transactions referenced therein.

(g)           All distributions, dividends, repurchases and redemptions of the capital stock (or other Equity Interests) of Target were undertaken in compliance with the Target Charter Documents then in effect, any agreement to which the Target then was a party and in compliance with applicable Law.

(h)           Except as set forth on Section 4.01(h) of the Target Disclosure Schedules, no outstanding Target Shares are subject to vesting or forfeiture rights or repurchase by Target.

Section 4.02         Authority.

(a)           Target has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Target is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Target of this Agreement and any other Transaction Document to which Target is a party, the performance by Target of its obligations hereunder and thereunder and the consummation by Target of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Target.  This Agreement has been duly executed and delivered by Target, and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of Target enforceable against Target in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors.  When each other Transaction Document to which Target is or will be a party has been duly executed and delivered by Target (assuming due authorization, execution and delivery by Purchaser and Merger Sub), such Transaction Document will constitute a legal and binding obligation of Target enforceable against it in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors.

(b)           The Target Board, by resolutions duly adopted in accordance with the Target Charter Documents at a meeting duly called and held and not subsequently rescinded or modified in any way, or through an action by unanimous written consent, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Target and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of Target approve and adopt this Agreement and approve the Merger.

(c)           Other than the appropriate approval by the Target Board described in Section 4.02(b) above, the Target Stockholder Approval is the only vote of the holders of any class or series of Equity Interests of Target necessary to approve, authorize, and adopt this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.03         No Conflicts; Consents.  The execution, delivery and performance by Target of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other Target Charter Documents or any resolution adopted by the governing body or owners of Target; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Target, the Target Ownership Interests, the Business or Target’s assets; (c) except as set forth in Section 4.03 of the Target Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Target is a party or by which Target is bound or to which any of its assets are subject (including any Material Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on Target’s assets or the Target Ownership Interests.  Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Target in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04         Financial Statements.  Complete copies of the unaudited financial statements of Target consisting of the balance sheet as of December 31 in each of the years 2012, 2013 and 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Unaudited Annual Financial Statements”), and unaudited financial statements of Target consisting of the balance sheet as of March 31, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three (3)-month period then ended (the “Unaudited Interim Financial Statements” and together with the Unaudited Annual Financial Statements, the “Unaudited Financial Statements”) are included in Section 4.04 of the Target Disclosure Schedules.  Complete copies of the audited financial statements of Target consisting of the balance sheet as of December 31, 2014 and the related statement of income and retained earnings, stockholders’ equity, and cash flow for the year then ended (the “Audited Financial Statements”) will, once completed, be included in Section 4.04 of the Target Disclosure Schedules.  The Audited Financial Statements

and the Unaudited Financial Statements are based on the books and records of Target, and present fairly, in all material respects, the financial condition of Target as of the respective dates they were prepared and the results of the operations of Target for the periods indicated.  The balance sheet of Target as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Target as of March 31, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.  Target maintains a standard system of accounting for the Business that will result in financial statement reporting in accordance with GAAP.  Target has made available to Purchaser complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.  Target has no Knowledge of (A) any significant deficiencies in the design or operation of internal controls which could affect in a material manner Target’s ability to record, process, summarize and report financial data or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Target’s internal controls.

Section 4.05         Books and Records.  The books of account and other financial records of Target, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Law, including the maintenance of an adequate system of internal controls.

Section 4.06         Undisclosed Liabilities.  Target has no Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except those which (a) are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) have been incurred in the ordinary course of business consistent with past practice (whether or not such Liabilities are required to be recorded in the Unaudited Financial Statements or the Audited Financial Statements) since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount or (c) are Liabilities that are otherwise expressly disclosed in the Target Disclosure Schedules.

Section 4.07         Absence of Certain Changes, Events and Conditions.  Except as set forth in Section 4.07 of the Target Disclosure Schedules, since the Balance Sheet Date, there has not been any of the following with respect to Target:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           change in the authorized or issued Equity Interests of Target;

(c)           amendment to the Target Charter Documents or any term of any outstanding Equity Interest of Target;

(d)           declaration or payment of any dividends or distributions on or in respect of any of Target Ownership Interests or redemption, purchase or acquisition of any Target Ownership Interests;

(e)           material change in any method of accounting or accounting practice for Target, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f)            material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)           entry into any Contract that would constitute a Material Contract;

(h)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)            transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet; rights;

(j)            cancellation of any debts or claims or amendment, termination or waiver of any

(k)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Target Intellectual Property, Intellectual Property Assets or Intellectual Property Licenses other than non-exclusive licenses granted in the ordinary course of business;

(l)            material damage, destruction or loss, or any material interruption in use, of any Target’s assets, whether or not covered by insurance;

(m)          acceleration, termination, material modification to or cancellation of any Material Contract or Permit;

(n)           material capital expenditures;

(o)           any capital investment in, or any loan to, any other Person;

(p)           imposition of any Encumbrance upon the assets of Target;

(q)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the annual wages exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor;

(r)            adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any stockholders, directors, officers or employees;

(t)            entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000 individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the ordinary course of business consistent with past practice;

(w)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)           action by Target to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Surviving Company in respect of any Post-Closing Tax Period; or

(y)           any Contract to do any of the foregoing, or any action or omission that would or would reasonably be expected to result in any of the foregoing.

Section 4.08         Material Contracts.

(a)           Section 4.08(a) of the Target Disclosure Schedules lists each of the following Contracts to which Target is a party (such Contracts, together with all Leases listed or otherwise disclosed in Section 4.10(b) of the Target Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.11(c) and Section 4.11(e) of the Target Disclosure Schedules, being “Material Contracts”):

(i)           all Contracts which create or could create a future payment obligation involving aggregate consideration in excess of $25,000;

(ii)          all employment agreements and Contracts with employees, independent contractors or consultants (or similar arrangements, including any bonus or severance arrangements);

(iii)         all Contracts (including employment agreements) which cannot be cancelled without a penalty or without more than 60 days’ notice;

(iv)         all Contracts that require Target to purchase or sell a stated portion of the requirements or outputs or that contain “take or pay” provisions;

(v)          all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(vi)         all Contracts that relate to the acquisition or disposition of any business, a material amount of Equity Interests or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii)        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, advertising or similar Contracts;

(viii)       except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees);

(ix)         all management contracts (excluding contracts for employment) and contracts with brokers or other consultants, including the Profit Sharing Agreements and any other Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Target or income or revenues related to any product of Target;

(x)          all Contracts with any Governmental Authority;

(xi)         all Contracts with customers, insurers, employers, managed care entities, payors or other purchasers of services from Target;

(xii)        all Contracts that limit or purport to limit the ability of Target to compete in any line of business or with any Person or in any geographic area or during any period of time, other than any Contract entered into in connection with the transactions contemplated hereby;

(xiii)       all joint venture, partnership or similar Contracts;

(xiv)       all Contracts for the sale of any of the Target Ownership Interests or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Target Ownership Interests;

(xv)        all powers of attorney with respect to the Target or any of the Target Ownership Interests;

(xvi)       all collective bargaining agreements or Contracts with any Union;

(xvii)      all Contracts with EMP, any Engaged Professionals, physicians and healthcare providers, or otherwise involving the provision of medical services;

(xviii)     all Contracts that include notice requirements related to a breach or potential breach of Healthcare Information Laws;

(xix)       all Contracts with Material Customers or Material Suppliers; and

(xx)        any other Contract which is material to Target or the Target Ownership Interests and not previously disclosed pursuant to this Section 4.08(a).

(b)           Each Material Contract is valid and binding on Target, and to the Knowledge of Target, to the each other party thereto in accordance with its terms and is in full force and effect.  Target has duly performed all of its obligations under each Material Contract to which it is a party (to the extent that such obligations to perform have accrued).  Neither Target nor, to the Knowledge of Target, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  To the Knowledge of Target, no counterparty to any Material Contract intends to terminate such Material Contract prior to the scheduled expiration of term of such Material Contract, decline renewal following the current term of such Material Contract or to materially alter the terms on which business is conducted under such Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would or would reasonably be expected to constitute an event of default by Target under any Material Contract or result in a termination thereof or would or would reasonably be expected to cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Purchaser.  There are no disputes pending or, to the Knowledge of Target, threatened under any Material Contract or any other Contract to which Target is a party or by which its assets or the Target Ownership Interests are bound.

(c)           Section 4.08(c) of the Target Disclosure Schedule sets forth (i) Target’s standard form of customer Contract, (ii) Target’s standard form of Contract with Engaged Professionals, and (iii) a list and description of all Contracts with customers or Engaged Professionals, as applicable, that deviate from such forms in any material respect.

Section 4.09         Title to Assets; Condition and Sufficiency.

(a)           Target has good, marketable and valid title to, or a valid leasehold interest in, all of the assets used or held for use thereby in connection with its business or otherwise purported to be owned or leased thereby.  All such assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and, in each case, for which there are adequate accruals or reserves, on the Balance Sheet and the Interim Balance Sheet;

(ii)          mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to Target and for which there are adequate accruals or reserves, on the Balance Sheet and the Interim Balance Sheet; and

(iii)         workers or unemployment compensation liens arising in the ordinary course of business, which are not delinquent or past due.

(b)           The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property used or held for use by the Target in connection with its business are in good operating condition and repair, are free from latent and patent defects, conform to all Laws and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  All tangible personal property used or held for use in connection with Target’s business is in the possession of the Target.  The assets owned or leased by the Target are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 4.10         Real Property.

(a)           Target does not own, or have an ownership interest in, nor has Target ever owned, any real property.

(b)           Section 4.10(b) of the Target Disclosure Schedules sets forth any real property leased by Target as of the date hereof and as of the Closing Date, and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Target in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property (collectively, the “Leases”).  Target has delivered to Purchaser a true and complete copy of each Lease.  With respect to each Lease:

(i)           such Lease is valid, binding, enforceable and in full force and effect and Target enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)          Target is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Target has paid all rent due and payable under such Lease;

(iii)         Target has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Target under any of the Leases and, to the Knowledge of Target, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)         Target has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)          Target has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)           Target has not received any notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated.  No portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 4.11         Intellectual Property.

(a)           The term “Target Intellectual Property” means all of the Intellectual Property necessary for or material to the operation of Target’s business as it is currently conducted, and as contemplated to be conducted, including (i) all Intellectual Property Registrations and (ii) all Intellectual Property Assets that are not registered but that are material to the operation of Target’s business, all of which Intellectual Property Registrations and Intellectual Property Assets are listed on Section 4.11(a) of the Target Disclosure Schedules.  All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  Target has provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.  Target owns, or is licensed or otherwise has the right to use all Target Intellectual Property (in each case, without payments to third parties and free and clear of any Encumbrances).

(b)           Target owns all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances.  Without limiting the generality of the foregoing, Target has entered into binding, valid and enforceable written agreements with every current and former employee and independent contractor, whereby such employees and independent contractors (i) irrevocably assign or otherwise transfer to Target any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Target as the exclusive owner of all Intellectual Property Assets.  Target has provided Purchaser with true and complete copies of all such agreements.  Target is in compliance with all legal requirements applicable to the Intellectual Property Assets and the ownership and use thereof.  With respect to each of the Intellectual Property Assets, (i) each Intellectual Property Asset is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (ii) no Action is pending or, to the

Knowledge of Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property Assets; (iii) Target has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property Assets; and (iv) no loss or expiration of the Intellectual Property Assets is pending or, to the Knowledge of Target, threatened, except for copyrights, patents and trademarks expiring at the end of their statutory terms or domain registrations expiring at the end of their contractual terms.

(c)                                  Section 4.11(c) of the Target Disclosure Schedules lists all material Intellectual Property Licenses and the third party that owns the Intellectual Property subject to such Intellectual Property Licenses.  Target has provided Purchaser with true and complete copies of all such material Intellectual Property Licenses.  All such material Intellectual Property Licenses are valid, binding and enforceable between Target and the other parties thereto, and Target, and to the Knowledge of Target, such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.  Target has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices owned or leased thereby or that have otherwise been provided to their employees for their use in connection their employment.

(d)                                 The Intellectual Property as currently or formerly owned, licensed or used by Target, and the conduct of its business as currently and formerly conducted thereby, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person.  Target has not received any communication, and no Action has been instituted, settled or, to the Knowledge of Target, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property Assets is subject to any outstanding Governmental Order.

(e)                                  Section 4.11(e) of the Target Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Target grants rights or authority to any Person with respect to any Target Intellectual Property.  Target has provided Purchaser with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Target and the other parties thereto. Target and, to the Knowledge of Target, such other parties are in full compliance with the terms and conditions of such agreements. To the Knowledge of Target, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

(f)                                   Target has taken all necessary action to maintain and protect all of the Intellectual Property Assets so as not to adversely affect the validity or enforceability thereof.  Target does not use any inventions of any of its employees made prior to their employment by Target.  Each employee and independent contractor has assigned to Target all Intellectual Property rights related to the Target or its business, if any, he, she or it developed while employed or engaged by Target, subject to statutory exclusions.  No Engaged Professional owns or has created any Intellectual Property Assets.

(g)                                  Target has not embedded any open source, copyright or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any license arrangement.

(h)                                 Target’s owned and licensed software and the related computer hardware used in connection with the Business is adequate in all material respects, when taken together with its other assets, to run the Business in the same manner as the Business is now conducted.

(i)                                     Target has complied with all privacy regulations as mandated by Law and/or as required by third parties, as well as all privacy regulations set forth within the Target’s privacy policies and websites.

(j)                                    Target has taken reasonable and appropriate steps to protect and preserve the confidentiality of the trade secrets that comprise any part of the Target Intellectual Property and, to the Knowledge of Target, there have not occurred any unauthorized uses, disclosures or infringements of any such trade secrets by any Person.  All use and disclosure by Target of trade secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful.  Without limiting the foregoing, Target has a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in Target’s standard form previously provided to Purchaser. Target has taken reasonable steps to enforce such policy consistent with standard industry practices.

(k)                                 The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in (i) Target granting to any third party other than Purchaser any rights or licenses to any Intellectual Property or Intellectual Property rights, (ii) any right of termination or cancellation under any Intellectual Property agreement, or (iii) the imposition of any Encumbrance on any Target Intellectual Property.

(l)                                     No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property Asset.  To the Knowledge of Target, no employee of Target who was involved in, or who contributed to, the creation or development of any Intellectual Property Assets, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee was also performing services for Target.

Section 4.12                            Accounts Receivable and Accounts Payable.

(a)                                 The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof and on or before the Closing (a) have arisen from bona fide transactions entered into by Target involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Target not subject to Encumbrances or claims of set-off or other defenses or counterclaims; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of Target delivered to Purchaser prior to the Closing, are collectible in full, without any set-off, within seventy-five (75) days after billing.  The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim

Balance Sheet Date, on the accounting records of Target delivered to Purchaser have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  Section 4.12(a) of the Target Disclosure Schedules sets forth a complete and accurate list of all Accounts Receivable as of April 30, 2015, including the aging of each Account Receivable.  No account debtor with respect to any of such Accounts Receivable is a Governmental Authority (including any Federal healthcare program).  Target has not received notice of the bankruptcy or insolvency of the account debtor of any Accounts Receivable.  None of such Accounts Receivable is evidenced by a judgment or chattel paper.

(b)                                 All accounts payable reflected on the Interim Balance Sheet or arising thereafter and on or before the Closing are the result of bona fide transactions in the ordinary course of business and have been paid, are not yet due or payable or are otherwise subject to good faith dispute by Target and described on Section 4.12(b) of the Target Disclosure Schedules.  Since the Balance Sheet Date, Target has not altered in any material respect its practices for the payment of such accounts payable.

Section 4.13                            Customers and Suppliers.

(a)                                 Section 4.13(a) of the Target Disclosure Schedules sets forth (i) each customer of Target (including without limitation any insurer, managed care entity, payor, employer, or other provider) who has accounted for aggregate gross revenue of Target in an amount greater than or equal to $25,000 during the twenty four (24) months ended April 30, 2015 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  Target has not received any notice, or has reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of Target, or to otherwise terminate or materially reduce its relationship with Target.  Each Material Customer has transacted business with Target and otherwise acted substantially in accordance with the terms of its Contract consistent with the established course of conduct over the last twenty four (24) months.  No Material Customer has sought a material reduction in the prices it currently pays for services of Target, the level or scope of services it receives from Target or any other material modification of any payment term or other material term applicable to its purchases of services from Target, and, to the Knowledge of Target, there are no facts which may reasonably be expected to indicate that any material adverse change may occur in the business relationship with any Material Customer.

(b)                                 Section 4.13(b) of the Target Disclosure Schedules sets forth with respect to Target (i) each supplier or vendor (including Engaged Professionals) to whom Target paid aggregate consideration for goods or services rendered in an amount greater than or equal to $25,000 during the twenty-four (24) months ended April 30, 2015 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Target has not has received any notice or has reason to believe that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to Target, or to otherwise terminate or materially reduce its relationship with Target.  Each Material Supplier has transacted business with Target and otherwise acted substantially in accordance with the terms of its Contract consistent with the established course of conduct over the last twenty-four (24) months.  No

Material Supplier has sought a material increase in the prices it currently charges for services or products it provides to Target, the level or scope of products or services it provides to Target or any other material modification of any payment term or other material term applicable to its sales of products or services to Target, and, to the Knowledge of Target, there are no facts which may reasonably be expected to indicate that any material adverse change may occur in the business relationship with any Material Supplier.

Section 4.14   Insurance.  Section 4.14 of the Target Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, medical malpractice, product liability, umbrella liability, real and personal property, workers’  compensation, vehicular, directors’ and officers’ liability, fiduciary liability, cyber liability, and other casualty, property and other insurance maintained by Target as of the date of this Agreement and the Closing Date (collectively, the “Insurance Policies”); (b) each Insurance Policy’s applicable deductibles and coverage limits and whether or not such Insurance Policy provides coverage limits on an occurrence basis; and (c) a list of all pending claims and the claims history for Target for the past three (3) years.  To the Knowledge of Target, there are no grounds to believe that Target will not be able to renew such insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue the Business without a significant increase in cost.  There are no claims related to Target pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Target has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who have an A.M. Best rating of at least A+; and (c) have not been subject to any lapse in coverage.  Target is not in default under, and has not otherwise failed to comply with, any provision contained in any such Insurance Policy.  Target has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Target is a party or by which it is bound.  True and complete copies of the Insurance Policies have been delivered to Purchaser.

Section 4.15                            Legal Proceedings; Governmental Orders.

(a)                                 Except as specified in Section 4.15(a) of the Target Disclosure Schedules, there is not currently, nor within the last five (5) years have there been, any Actions pending or, to the Knowledge of Target, threatened (a) against, related to or involving Target, its business, its assets, or any officer, director, employee, Stockholder, Optionholder, any Engaged Professional or agent of Target, in each case relating to Target, its business, or its assets; (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Transaction Documents; or (c) that would otherwise reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Target, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.  There is no Action pending by Target or which Target intends to initiate.

(b)                                 Except as specified in Section 4.15(b) of the Target Disclosure Schedules, there are no outstanding or, to the Knowledge of Target, threatened Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Target or its business, any officer, director, employee, Stockholder, Optionholder, or any Engaged Professional or agent, of Target.

Section 4.16                            Compliance with Laws; Permits.

(a)                                 Except as specified in Section 4.16(a) of the Target Disclosure Schedules, Target and its business has been operated at all times since its inception, and currently is, in compliance, in all material respects, with all Laws or other rules or regulations of any Governmental Authority applicable to Target, its business or the Target Ownership Interests, or by which any property or asset of Target is bound, relating to the operation of its business as heretofore conducted, including without limitation:     (i) Laws or other rules or regulations of any Governmental Authority governing any federal health care program, including without limitation the Medicare and Medicaid programs and Law relating to health care fraud and abuse and referrals, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a7b, 42 C.F.R.  §  1001.952, (B) the Civil Monetary Penalties Law, 42  U.S.C.  §  1320a7a, (C)  the physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.350 et seq., (D) the False Claims Act, 31 U.S.C. § 3729 et seq., (E) the CHAMPUS statute (10 U.S.C. § 1071 et seq.), (F) the False Statement Accountability Act (18 U.S.C. § 1001), and (G) the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.); (ii) federal and state Laws or other rules or regulations relating to health care fraud and abuse and referrals; (iii) federal and state Laws or other rules or regulations relating to Medicare, Medicaid or any other state health care or health insurance programs; (iv) federal and state Laws or other rules or regulations (including those rules and regulations followed by state boards of medicine) relating to the unlawful practice of medicine by physicians or corporations, aiding or abetting the unlicensed practice of medicine, unprofessional conduct, false, deceptive or misleading advertising, filling prescriptions or providing medical care across state lines, fee-splitting, or the payment of referral fees; (v) federal or state Laws or other rules or regulations relating to the manner of handling, processing, and timely paying claims for payment for health care items or services; and (vi) other federal or state Laws or other rules or regulations relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing or payment for such items or services.

(b)                                 Since its inception, neither Target, nor any director, officer, employee, psychiatrist, psychologist, social worker, counselor, physician or other healthcare professional employed or engaged by or under contract with Target or by another Person (including, without limitation, EMP) on behalf or for the benefit of Target (an “Engaged Professional”) with respect to actions taken on behalf of Target (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act (42 U.S.C. § 1320a 7a) or any regulations promulgated thereunder, (ii) has been barred or excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense or has engaged in any act or conduct that would be a grounds for mandatory or permissive exclusion from participation in any federal health care program under Section 1128 of the Social Security Act (42 U.S.C. § 1320a 7), or (iv) is a party to or subject to any Action concerning any of the matters described above in clauses (i) through (iii).

(c)                                  Target, its business and each Engaged Professional is in compliance, to the extent applicable, with the terms and provisions of all Laws or other rules or regulations of any Governmental Authority relating to patient or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), and any rules or regulations promulgated thereunder and similar state Laws (collectively, the “Healthcare Information Laws”).  Target has (i) undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all privacy, security and other areas required for compliance under all Healthcare Information Laws to the extent applicable to Target’s operations as heretofore conducted, (ii) taken all steps necessary to be in compliance with all Healthcare Information Laws to the extent applicable to Target’s operations as heretofore conducted (the “Compliance Plan”), (iii) adopted all appropriate policies and procedures and conducted all training required to implement reasonable administrative, physical and technical safeguards to protect the confidentiality, integrity, and availability of any individual healthcare information, and implemented those provisions of the Compliance Plan to ensure that Target, the Business and each Engaged Professional are and will remain in compliance with all Healthcare Information Laws, (iv) not suffered, a “breach of unsecured protected health information” or successful “security incident” as defined in HIPAA, nor has Target had reason to investigate any possible breach or incident, and (v) not received any complaint from an individual patient or any agency enforcing any Healthcare Information Law alleging a breach or any violation of and Healthcare Information Law.

(d)                                 All Permits required for Target and each Engaged Professional, to conduct the Business as currently conducted or for the ownership and use of Target’s assets have been obtained by Target and each Engaged Professional, and are valid and in full force and effect. Each of Target and each Engaged Professional is in compliance with all such Permits, and there are no provisions in, or Contracts relating to, any such Permits which preclude or restrict Target from operating the Business as currently operated.  All fees and charges with respect to such Permits as of the date hereof and as of the Closing Date have been paid in full.  Section 4.16(d) of the Target Disclosure Schedules lists all current Permits issued to Target in connection with the Business, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, limitation or cancellation of any Permit required to be set forth in Section 4.16(d) of the Target Disclosure Schedules.  Target uses commercially reasonable measures to assure that each Engaged Professional is properly licensed to conduct business with Target.

(e)                                  Neither Target nor any Engaged Professional acting on its behalf has performed services for, nor received payment for services from, any Governmental Authority (including any federal healthcare program).

(f)                                   Target does not use or disclose any of the customer information it receives through its website or otherwise in a manner violative of the Target’s privacy policy or Compliance Plan or the privacy rights of its customers under applicable Law.

(g)                                  Except as set forth and described in Section 4.16(g) of the Target Disclosure Schedules, (i) neither Target nor, with respect to any services provided to or for the benefit of Target, any Engaged Professional or other Person affiliated with Target, has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of Target or such Person, nor has Target received any written notice of deficiency in connection with the operations of the Target; (ii) there are not presently any outstanding notices of deficiency or orders of any Governmental Authority having jurisdiction over Target or any of its assets or properties, or requiring conformity to any applicable agreement, Law, regulation, ordinance or bylaw; and (iii) there is not any written notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Target or its assets or properties of non-conformance or failure to comply with any existing Law, code, rule, regulation or standard.

(h)                                 Except for ethical limitations, the jurisdictions in which Target conducts the Business do not currently impose any restrictions or limitations on rates which may be charged to patients receiving services provided by or on behalf of Target.  Target does not have any rate appeal currently pending before any Governmental Authority.  Target has no Knowledge of any applicable Law, which has been enacted, promulgated, or issued within the twenty four (24) months preceding the date of this Agreement, or of any such legal requirement proposed or pending in the jurisdictions in which Target conducts the Business, which could have a Material Adverse Effect or which could require Target to obtain any necessary authorization which it does not currently have.

(i)                                     At April 30, 2015, 627,438 persons were eligible for services provided by Target as set forth in Target’s eligibility file system and were invoiced accordingly by Target, and during the four (4) months ended April 30, 2015, the number of consults by such Persons with Engaged Professionals was approximately 6,700 consults.

Section 4.17                            Environmental Matters.

(a)                                 Target and its business are currently and have at all times been in compliance with all and not subject to liability under any Environmental Laws.  Target has not received from any Person, with respect to Target or its business, any:  (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)                                 There has been no Release of Hazardous Materials in contravention of or subject to liability under Environmental Law with respect to the business of Target or on any real property currently or formerly owned, leased or operated by Target, and Target has not received an Environmental Notice or Environmental Claim that any of the business of Target or real property currently or formerly owned, leased or operated by Target (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material.

(c)                                  Target has not retained or assumed, by Contract or operation of Law, any Liabilities or obligations of third parties under Environmental Law.

Section 4.18                            Employee Benefit Matters.

(a)                                 Section 4.18(a)  of the Target Disclosure Schedules sets forth a correct and complete list of all Benefit Plans and Benefit Agreements.

(b)                                 Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code or Target has received an opinion letter from the Internal Revenue Service with respect to the compliance in form of such Benefit Plan documents with Section 401(a) of the Code and, to the Knowledge of Target, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan or related trust.  Each Benefit Plan has been administered in accordance with its terms.  Target and all the Benefit Plans are all in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions.  With respect to each Benefit Plan and Benefit Agreement, Target has provided to Participants all material communications or disclosures required by Law or by the terms of such Benefit Plan or Benefit Agreement.

(c)                                  No Benefit Plan or employee benefit plan maintained by an ERISA Affiliate (i) is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer pension plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) or (ii) provides for post-retirement or other post- employment welfare benefits (other than health care continuation coverage as required by applicable Law).  Neither the Target nor any other Person that, together with the Target, is treated as a single employer under Section 414 of the Code has sponsored, maintained, contributed to or been required to contribute to any such plan.

(d)                                 Except as may be required by applicable Law, or as contemplated under this Agreement, Target has not announced any plan or commitment to create any additional Benefit Plans which are intended to cover employees or former employees of the Target or to amend or modify any existing Benefit Plan which covers or has covered employees or former employees of the Target, or to create, amend or modify any Benefit Agreement.

(e)                                  To the extent applicable, correct and complete copies of the following have been delivered to Purchaser by Target:  (i) all Benefit Plans and Benefit Agreements (including all amendments and attachments thereto);  (ii)  written summaries of any Benefit Plan and any Benefit Agreement not in writing; (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal

Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service, if any; and (vii) the most recent summary plan description and any summary of material modification thereto.

(f)                                   There are no investigations, examinations, audits or proceedings by any Governmental Authority with respect to or involving any Benefit Plan or any fiduciary thereof, and, to the Knowledge of Target, there are not any facts that would reasonably be expected to give rise to any such investigation, examination, audit or proceeding.  There are no Actions, claims, suits or proceeding against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under any Benefit Plan or Benefit Agreement (except claims for benefits payable in the normal operation of the Benefit Plan or Benefit Agreement), and, to the Knowledge of Target, there are not any facts that would reasonably be expected to give rise to any such Action, claim, suit or proceeding.

(g)                                  With respect to each Benefit Plan, (i) (A) there has not occurred prior to the Closing Date any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Target or its employees to any material liability and (B) following the Closing Date, there will not occur any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject Purchaser or the Surviving Company or any of their respective employees to any Liabilities and (ii) neither the Target nor any of its directors, employees, Engaged Professionals or agents has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Target or any of its employees to liability for breach of fiduciary duty under ERISA or any other applicable Law.

(h)                                 Section 4.18(h)  of the Target Disclosure Schedules discloses whether each Benefit Plan and each Benefit Agreement that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism, or (iii) insured.

(i)                                     None of the execution and delivery of this Agreement nor the Transaction Documents, the obtaining of the approval of Target’s stockholders or the consummation of the Merger or any other transaction contemplated hereby or thereby (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (i) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement, or (iii) prohibit any Benefit Plan or Benefit Agreement from being amended or terminated.

(j)                                    Target has correctly classified each individual who performs services for Target as a common law employee, an independent contractor, or a leased employee, as applicable, in accordance with the provisions of each Benefit Plan, and in accordance with ERISA, the Code, and other applicable Laws.

(k)                                 Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been at all times administered, operated and maintained in all respects in accordance with its terms and according to the requirements of Section 409A of the Code and the regulations promulgated thereunder, except for any failure that, individually or in the aggregate, has not and would not result in a material liability to Target or any of its Affiliates; no Person is entitled to receive any additional payment from the Target or any of its Affiliates as a result of the imposition of any Taxes under Section 409A of the Code.

(l)                                     No amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement or the Transaction Documents, the obtaining of the approval of Target’s stockholders or the consummation of the Merger or any other transaction contemplated hereby or thereby (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Person who is a “disqualified individual” (as defined in Treasury Regulations Section 1.280G-1) with respect to the Target under any Benefit Plan, Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(m)                             With respect to each Benefit Plan that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Effective Time which are not yet due have been made to each such employee pension benefit plan or accrued in accordance with GAAP.  With respect to each Benefit Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA), all premiums or other payments for all periods ending on or before the Effective Time have been paid or accrued in accordance with GAAP.

(n)                                 Target and its Affiliates offer to their full-time employees (and their dependents) the opportunity to enroll in minimum essential coverage under an eligible employer sponsored plan (as defined in Code Section 5000A(f)(2)) as necessary to avoid the imposition of assessable payments under Code Section 4980H(a) and (b).

Section 4.19                            Employment Matters.

(a)                                 Section 4.19(a) of the Target Disclosure Schedules contains a list of all Persons who are currently employees, independent contractors or consultants of Target (including all Engaged Professionals currently engaged or employed by Target or by any third party, including EMP, on behalf of Target), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based compensation; (vi) a description of the fringe benefits currently provided to each such individual; and (vii) the professional licenses held by such individual.  Except as set forth on Section 4.19(a) of the Target Disclosure Schedules, Target is not a party to any employee agreement, independent contractor agreement or other Contract with any employee or independent contractor.  As of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of Target (including all Engaged Professionals) for services performed on or prior to the date hereof have been paid in full, and as of the Closing Date, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of Target (including all Engaged Professionals) for services performed on or prior to the Closing Date will have been paid in full.

(b)                                 Target is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not now, nor has there ever been, any Union representing or purporting to represent any employee of Target, and, to the Knowledge of Target, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  Except as set forth in Section 4.19(b) of the Target Disclosure Schedules, there is not, nor has there ever been, any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Target or any employees, independent contractors or consultants of Target (including any Engaged Professionals).  Target has no duty to bargain with any Union.

(c)                                  Target is and has been in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  All employees of Target classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.  There are no Actions against Target pending, or to the Knowledge of Target, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Target, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)                                 Target has complied in all respects with the WARN Act.

Section 4.20                            Taxes.           Except as set forth in Section 4.20 of the Target Disclosure Schedules:

(a)                                 All Tax Returns required to be filed by Target prior to Closing for any Pre- Closing Tax Period have been timely filed.  Such Tax Returns are true, complete and correct in all respects.  All Taxes due and owing by Target (whether or not shown on any Tax Return) have been timely paid.

(b)                                 The unpaid Taxes of Target for all Tax periods do not exceed the Estimated Closing Accrued Tax Amount.

(c)                                  Target has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, Engaged Professional, stockholder, optionholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d)                                 Target has delivered to Purchaser (i) complete and correct copies of all Tax Returns of Target relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Target relating to Taxes for any taxable period for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of the Target.

(e)                                  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Target.

(f)                                   All deficiencies asserted, or assessments made, against Target as a result of any examinations by any taxing authority have been fully paid.

(g)                                  Target is not party to any Action by any taxing authority. There are no pending or, to the Knowledge of Target, threatened Actions by any taxing authority against or involving Target or its business.

(h)                                 Target is not, nor has it ever been, a party to any engagement relating to the sharing of Tax benefits or Liabilities.

(i)                                     Target has not been informed by any jurisdiction that it has not filed a Tax Return that the jurisdiction believes Target was required to file.

(j)                                    Target is not and has never been a member of a group of Persons with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.  Target has no actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Target.

(k)                                 There are no Encumbrances for Taxes upon any of the assets of Target nor, to the Knowledge of Target, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the assets of Target (other than for current Taxes not yet due and payable).

(l)                                     Target is not and has never been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(m)                             Target is not and has never been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n)                                 None of the assets of Target are tax-exempt use property within the meaning of Section 168(h) of the Code.

(o)                                 The consummation of the transactions contemplated by this Agreement will not result in any liability to Target for transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax).

(p)                                 Target (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has not made an entity classification (“check-the-box”) election under Section 7701, (iii) is not and has never been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) and (iv) is not and has never been an owner in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(q)                                 Target does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Authority with respect to Taxes or Tax Returns.

(r)                                    Neither Purchaser nor the Surviving Company shall be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of: (i) an installment sale transaction by Target occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction by Target occurring on or before the Closing Date reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date by Target; (iv) a change in Target’s method of accounting on or prior to the Closing Date; or (v) an agreement entered into by Target with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date.  Target has not made an election (including a protective election) pursuant to Section 108(i) of the Code.  Target has no “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code.

(s)                                   Target has not made any payment, nor is obligated to make any payment or is a party to any agreement, Contract, arrangement or plan that could obligate it to make any payment, that may be treated as an “excess parachute payment” under Section 280G of the Code.

(t)                                    Target is not a party to any agreement to pay, gross up or otherwise indemnify any employee, consultant or independent contractor for any Taxes, including potential Taxes imposed under Sections 409A or 4999 of the Code, incurred with respect to services provided to Target.

(u)                                 Target has not distributed to its securityholders any stock or other Equity Interests of a controlled corporation, nor have Equity Interests of Target been distributed, in a transaction to which Section 355 of the Code applies.

(v)                                 Target has since its formation been treated as a Subchapter C Corporation for federal income tax purposes.  No Governmental Authority has challenged the federal income Tax treatment of Target.  No election is pending to change the income Tax treatment of Target.

Section 4.21   Bank Accounts.   Section 4.21 of the Target Disclosure Schedules sets forth (a) the name of each bank, trust corporation or other financial institution and stock or other broker with which Target has an account, credit line or safe deposit box or vault and (b) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault.

Section 4.22   Network Redundancy and Computer Back Up.    Target has made backups of all computer software and databases utilized by it and maintains such software and databases at a secure off-site location.  Target has established a data recovery plan sufficient to restore service in a commercially reasonable amount of time and in compliance with all Healthcare Information Laws in the event of a critical system failure or employs a remote failover system.

Section 4.23   No Disagreements with Accountants and Lawyers.    There are no disagreements of any kind presently existing, or reasonably anticipated by Target to arise, between the accountants and lawyers formerly or presently engaged by Target, and Target is current with respect to any fees owed to their accountants and lawyers.

Section 4.24   Solvency.  Target is not Insolvent, and will not be rendered Insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 4.24, “Insolvent” means that the sum of the debts and other probable Liabilities of a Person exceeds the present fair saleable value of such Person’s assets.

Section 4.25   Interested Party Transactions.  Except as set forth in Section 4.25 of the Target Disclosure Schedules, no director, officer, Principal, five percent (5%) (or greater) stockholder or Affiliate of Target has or has had, directly or indirectly, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that Target furnishes or sells; (ii) an economic interest in any Person that purchases from or sells or furnishes to, Target, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any contractual or other arrangement with Target (other than in its capacity as director, officer, stockholder, Principal or Affiliate).  Target has not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Target, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.26   Anti-Terrorism Laws.    Target (a)  is not, or is not controlled by, a Restricted Party (defined below), (b) has not borrowed funds from a Restricted Party which would reasonably be expected to result in a breach by it of any Anti-Terrorism Law, or (c) is not in breach of or is the subject of any action or investigation under any Anti-Terrorism Law relating to the breach by it of any Anti-Terrorism Law.  For purposes hereof, (i) “Restricted Party” means any Person listed in the Annex to the Executive Order, on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or in any successor list to either of the foregoing; (ii) “Anti-Terrorism Law” means each of the Executive Order, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act), the Money Laundering Control Act of 1986, Public Law 99-570, and any similar Law enacted in the United States of America subsequent to the date of this Agreement; and (iii) “Executive Order” means Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

Section 4.27   Brokers.  Except for B.C. Ziegler and Company (“Ziegler”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Target.

Section 4.28   Information Statement.    Effective as of the date that information is provided by Target, Target represents and warrants that all information provided by Target for inclusion in any materials to be submitted to the Stockholders in connection with the solicitation of the Target Stockholder Approval, including the Information Statement (the “Soliciting Materials”), complies in all material respects with Regulation D promulgated under the Securities Act (“Regulation D”) and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

[RESERVED]

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Purchaser Disclosure Schedules (which disclosures shall reference the specific sections and subsections below, as applicable, but shall also qualify other sections or subsections in this ARTICLE VI and in the Purchaser Disclosure Schedules to the extent it is reasonably apparent on its face from a reading of the disclosure item that the disclosure is applicable to the other section or subsection), Purchaser and Merger Sub represent and warrant to Target that the statements contained in this ARTICLE VI are true and correct.

Section 6.01   Organization of Purchaser and Merger Sub.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Purchaser and Merger Sub has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and as currently conducted by it.  Each of

Purchaser and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except where Purchaser’s or Merger Sub’s failure to qualify to do business or be in good standing would not be reasonably likely to have, individually, or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.02   Authority of Purchaser and Merger Sub.    Each of Purchaser and Merger Sub has full power and authority to enter into this Agreement and the other Transaction Documents to which either Purchaser or Merger Sub is a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and Merger Sub of this Agreement and any other Transaction Document to which either Purchaser or Merger Sub is a party, the performance by Purchaser and Merger Sub of their obligations hereunder and thereunder and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and Merger Sub.  This Agreement has been duly executed and delivered by Purchaser and Merger Sub, and (assuming due authorization, execution and delivery by the Target) this Agreement constitutes a legal, valid and binding obligation of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors. When each other Transaction Document to which Purchaser or Merger Sub is or will be a party has been duly executed and delivered thereby (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Purchaser and Merger Sub, as applicable, enforceable against it in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors.

Section 6.03   No Conflicts; Consents.   Except as set forth on Section 6.03 of the Purchaser Disclosure Schedules, the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Purchaser Charter Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Purchaser or Merger Sub is a party.  Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser or Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 6.04   Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser or Merger Sub.

Section 6.05   Financial Statements.      Complete copies of the audited financial statements of Purchaser consisting of the balance sheet as of December 31 in each of the years 2013 and 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Purchaser Annual Financial Statements”), and unaudited financial statements of Purchaser consisting of the balance sheet as of March 31, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three (3)-month period then ended (the “Purchaser Interim Financial Statements” and together with the Purchaser Annual Financial Statements, the “Purchaser Financial Statements”)  are included in Section 6.05 of the Purchaser Disclosure Schedules.  The Purchaser Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Purchaser Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of footnotes.  Except as set forth on Section 6.05 of the Purchaser Disclosure Schedules, there has been no material change in Purchaser’s accounting policies since the December 31, 2014.

Section 6.06   Litigation.     Except as set forth in Section 6.06 of the Purchaser Disclosure Schedules, there is no Action pending or, to the actual knowledge of Purchaser or Merger Sub, threatened, against Purchaser or Merger Sub, respectively, or that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or the Transaction Documents.  Except as set forth in Section 6.06 of the Purchaser Disclosure Schedules, neither Purchaser or Merger Sub is subject to any outstanding Governmental Order that, in either case, would be reasonably likely, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

Section 6.07   Financing.     Purchaser will, at the Effective Time, have sufficient currently available funds on hand (including, for these purposes, funds that currently may be drawn down under existing lines of credit), to consummate the Merger, including, without limitation, to (a) pay the aggregate Per Share Cash Closing Consideration pursuant to this Agreement, and (b) pay all outstanding fees and expenses of Purchaser and Merger Sub in connection with the Merger.

Section 6.08   Intellectual Property.   Purchaser and its Subsidiaries own or possess valid and enforceable rights to use all trademarks, service marks, trade names, trade dress, domain names, patents, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), software, publicity rights, privacy rights and all other intellectual property (including all goodwill associated with, and registrations and applications for registration of, any of the foregoing) (collectively, “Purchaser Intellectual Property”) material to the conduct of the business of Purchaser and its Subsidiaries taken as a whole, as conducted or proposed to be conducted, and the conduct of their respective businesses does not infringe, misappropriate, or violate any intellectual property rights of others in any material respect. To Purchaser’s actual knowledge, no party has materially infringed, misappropriated or otherwise violated any

Intellectual Property owned by or exclusively licensed to Purchaser or any of its subsidiaries. There is no material pending, or to Purchaser’s actual knowledge, threatened, action, suit, proceeding or claim by others (A) alleging that Purchaser is infringing, misappropriating or otherwise violating any Intellectual Property of others, or (B) challenging Purchaser’s or its Subsidiaries’ rights in or to, or the validity, enforceability, scope or ownership of, any Purchaser Intellectual Property owned by or licensed to Purchaser or its subsidiaries;

Section 6.09   Taxes.  Except as set forth on Section 6.09 of the Purchaser Disclosure Schedule, Purchaser has filed all Tax Returns that are required to have been filed with appropriate Governmental Authorities.  Except as set forth on Section 6.09 of the Purchaser Disclosure Schedule, all such Tax Returns were true and correct in all material respects at the time made. Purchaser has paid or established reserves (such reserves are adequate for Taxes due or accrued as of the date hereof) for all income, franchise, and other Taxes due and payable by it on or before the Effective Time.  Purchaser has no actual knowledge of any assessments or adjustments pending or threatened against Purchaser for any period.

Section 6.10   No Material Change.    Except as set forth in Section 6.10  of the Purchaser Disclosure Schedule, between March 31, 2015 and the date of this Agreement, there has not occurred any Purchaser Material Adverse Effect.

Section 6.11   Status of Purchaser Common Stock to be Issued.    The shares of Purchaser Common Stock to be issued as a portion of the Aggregate Merger Consideration will be reserved for issuance prior to issuance and, when issued, will be duly authorized and validly issued, fully paid, nonassessable, and free of preemptive or other similar rights.  The issuance of the Purchaser Common Stock pursuant to this Agreement will not be integrated with the issuance of any other Equity Interest under the Act or the rules and regulations of the SEC thereunder, in either case so as to subject such offering, issuance, or sale of the Purchaser Common Stock to the registration provisions of the Act.  The offer, sale, and issuance of the Purchaser Common Stock pursuant to this Agreement will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws. Neither Purchaser, Merger Sub, nor any Purchaser Related Person is a “bad actor” within the meaning of Rule 506(d) promulgated under the Act.  “Purchaser Related Person” means a person or entity, that, with respect to Purchaser, is covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act.

Section 6.12   No Audit or Investigation.    To the actual knowledge of Purchaser, neither Purchaser nor Merger Sub is or has, within the last five (5) years, been the target or subject of any audit, inspection, inquiry or investigation by the SEC or the IRS relating to any actual illegal activity on the part of any of Purchaser, Merger Sub, their Subsidiaries or any of their respective officers or directors.

Section 6.13   Compliance with Law.    Except as specified in Section 6.13  of the Purchaser Disclosure Schedules, Purchaser, Merger Sub, and their business currently is in compliance with all Laws or other rules or regulations of any Governmental Authority applicable to Purchaser, Merger Sub, their business, or by which any property or asset of Purchaser or

Merger Sub is bound, relating to the operation of their business as heretofore conducted, except where Purchaser’s or Merger Sub’s failure to maintain compliance would not be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.14   Information Statement.  Effective as of the date that such information is provided by Purchaser, Purchaser represents that all information provided by Purchaser for inclusion in the Soliciting Materials complies in all material respects with Regulation D and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.15   Capitalization of Purchaser.  Section 6.15 of the Purchaser Disclosure Schedules sets forth a schedule of the aggregate issued and outstanding Equity Interests of Purchaser as of the date of this Agreement on both a class-by-class and an as-converted-to- Purchaser Common Stock basis.  Except for the obligation, pursuant to certain employment agreements and employee offer letters, to issue options to acquire shares of Purchaser Common Stock in an aggregate amount which does not exceed the remaining shares reserved for issuance under Teladoc’s Second Amended and Restated Stock Incentive Plan (as amended), there are no existing rights to acquire from Purchaser or other contractual obligations of Purchaser to issue any Equity Interest of Purchaser.  There are no outstanding or authorized equity appreciation or phantom equity rights with respect to Purchaser.

ARTICLE VII COVENANTS

Section 7.01   Conduct of Business.  Target shall, during the period from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Purchaser, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its officers and employees, to preserve its present relationships with customers, suppliers, vendors, distributors, resellers, licensors, licensees, Engaged Professionals and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as required by applicable Law, Target shall not, without the prior written consent of Purchaser:

(a)                                 amend Target’s certificate of incorporation or any other Target Charter Documents;

(b)                                 (i) repurchase, redeem or otherwise acquire any Equity Interests of Target, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, Equity Interests of Target, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any Equity Interests of Target or (iii) reclassify, combine, split or subdivide any Equity Interests of Target;

(c)                                  issue, sell, pledge, dispose of, grant or encumber any Equity Interests of Target, other than (i) the issuance of shares of Target Common Stock upon the conversion, in accordance with the Target Charter Documents, of Target Preferred Stock issued and outstanding on the date hereof, or (ii) the issuance of shares of Target Common Stock in accordance with the exercise (in accordance with the terms of such stock options, warrants or other rights) of stock options, warrants, or other rights outstanding on the date hereof;

(d)                                 except as required by applicable Law or by any Benefit Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Target to its Representatives, independent contractors or any Engaged Professionals, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present Representatives, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Benefit Plans, or make any contribution to any Benefit Plan, other than contributions required by Law, the terms of such Benefit Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e)                                  (i) acquire (including, without limitation, by merger, consolidation, acquisition of stock or assets, or otherwise) any business, Person, division thereof or other significant amount of assets or (ii) make any loans, advances or capital contributions to or investments in any Person;

(f)                                   (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise) of Target or (ii) cause or permit to exist any Encumbrance on the assets of Target;

(g)                                  repurchase, prepay, incur or guarantee any Indebtedness;

(h)                                 amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract;

(i)                                     institute, settle or compromise any Actions pending or threatened before any Governmental Authority;

(j)                                    except as required by applicable Law, make any material change in any method of financial accounting principles or practices;

(k)                                 (i) settle or compromise any Tax claim, audit or assessment, (ii) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target;

(l)                                     enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m)                             abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Target Intellectual Property;

(n)                                 cause the voluntary or involuntary liquidation, reorganization or winding up of the Target;

(o)                                 authorize or make capital expenditures which are greater than $25,000 individually or $100,000 in the aggregate;

(p)                                 hire or otherwise enter into an arrangement with an employee or Engaged Professional, other than in the ordinary course of business consistent with past practice and in an amount less than Sixty Thousand Dollars ($60,000); or

(q)                                 agree, commit or announce an intention to do any of the foregoing.

Section 7.02                            Other Actions.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, none of Purchaser, Merger Sub, nor Target shall take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.03                            Access to Information.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, Target shall afford to Purchaser and its Representatives access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Target, to the Representatives, offices and other facilities and to all books, records, Contracts and other assets of Target, and Target shall furnish promptly to Purchaser and its Representatives such other information concerning Target as Purchaser may reasonably request from time to time.  Target shall not be required to provide access to or disclose information where such access or disclosure would contravene any Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such contravention).

Section 7.04                            Exclusivity; No Shop; Break-Up Fee.

(a)                                 Target and its Representatives immediately shall cease and cause to be terminated all existing discussions or (formal or informal) negotiations with any Persons (other than Purchaser, Merger Sub and their Affiliates and Representatives) conducted heretofore with respect to a Prohibited Transaction.  Target shall not release any Person (other than Purchaser, Merger Sub and their Affiliates and Representatives) from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and Target shall also agree to promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) Target, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such Person by or on behalf of Target and, if requested by Purchaser, to enforce such Person’s obligation to do so.

(b)                                 In consideration of the substantial expenditures of time, effort and money to be undertaken by Purchaser in connection with the preparation and execution of this Agreement and the other Transaction Documents and due diligence investigations, Target hereby undertakes and agrees that for the period commencing on the date of this Agreement and terminating upon the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Restriction Period”), Target shall not, and it shall cause its Stockholders, Optionholders and Representatives not to (i) maintain, enter into or conduct any negotiations, discussions or have any other communications of any kind with any Person (other than Purchaser, Merger Sub and their respective Affiliates and Representatives) regarding or in pursuit of a Prohibited Transaction, (ii) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing any non-public information concerning the Business or Target’s properties or assets) any inquiry or proposal regarding a Prohibited Transaction.  Target shall notify Purchaser as promptly as practicable (and in any event within one (1) Business Day after the Target becomes aware thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Prohibited Transaction is made, specifying the material terms and conditions thereof and the identity of the Person making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments) and shall provide Purchaser with a copy of any such written offer or inquiry.  Target shall provide Purchaser with at least forty eight (48) hours’ prior notice (or such lesser prior notice as is provided to the members of the Target Board) of any meeting of the Target Board at which it is reasonably expected to consider any Prohibited Transaction.  In the event that Target or any Stockholder, Optionholder or Representative of Target agrees to a Prohibited Transaction with another party during the Restriction Period or fifteen (15) days thereafter, Target shall be obligated to pay to Purchaser the sum of One Million Dollars and No/100 ($1,000,000.00) (the “Break-up Fee”).  The Break-up Fee shall be due and payable concurrently with the execution of any definitive agreement providing for a Prohibited Transaction.  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Break-up Fee pursuant to this Section 7.04 becomes payable and is paid by Target pursuant to this Section 7.04, the Break-up Fee shall be paid by Target to Purchaser and Merger Sub as liquidated damages, and shall be Purchaser’s and Merger Sub’s sole and exclusive remedy pursuant to this Agreement and the Transaction Documents with respect to Target’s entry into a Prohibited Transaction.  The parties agree that quantifying Losses arising from Target’s entry into a Prohibited Transaction is inherently difficult and further stipulate that the Break-up Fee is not a penalty, but rather a reasonable measure of Losses, based upon the management time and expenses incurred in pursuing the transactions contemplated by this Agreement and given the nature of the Losses that may result.

Section 7.05                            Notices of Certain Events.

(a)                                 From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, Target shall notify Purchaser promptly of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (B) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (C) any Actions commenced or threatened against, relating to or involving Target or, to Target’s Knowledge, any Stockholder or Optionholder (in their capacities as such), and (D) any fact, event, change or effect which (x) has or could be expected to have, individually or in the aggregate, a Material Adverse Effect, (y) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Target hereunder or, to Target’s Knowledge, by any Stockholder or Optionholder under any Letter of Transmittal or Option Cancellation Agreement not being true and correct or (z) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE VIII to be satisfied.  In no event shall the delivery of any notice pursuant to this Section 7.05(a) limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement including with respect to indemnification.

(b)                                 From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, Target shall prepare unaudited monthly balance sheets and related unaudited monthly statements of income and retained earnings in the ordinary course of business, and promptly deliver such monthly statements to Purchaser (at which time such statements shall be attached to Section 4.04 of the Target Disclosure Schedules and shall constitute Interim Financial Statements for purposes of this Agreement).

(c)                                  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, Target shall give Purchaser prompt notice of any stockholder or other Equity Interest holder Action against Target or its officers or directors, and Target shall not settle any such Action without the prior consent of Purchaser, which shall not be unreasonably withheld, delayed or conditioned.  Except as expressly stated otherwise in this Section 7.05(c), the party named in any stockholder or other Equity Interest holder Action shall control and make all decisions related to such stockholder Action.

Section 7.06                            Efforts; Approvals and Consents.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy, in the most expeditious manner practicable, all conditions to the transactions contemplated by this Agreement.

(b)                                 Each party hereto shall, as promptly as practicable, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger, including, without limitation, using its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities or other Persons that may be or become necessary or advisable for the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall cooperate fully with the other parties and their

Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(c)                                  Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i)                                  respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)                               avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)                            in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)                                 Notwithstanding the foregoing, nothing in this Section 7.06 shall require, or be construed to require, Purchaser, the Surviving Company, Merger Sub or any of their Affiliates to enter into any consent decree, hold separate orders or other arrangements, that (i) requires any such Person to sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Purchaser, the Surviving Company, Merger Sub or any of their Affiliates; (ii) includes any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) requires any material modification or waiver of the terms and conditions of this Agreement.

(e)                                  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, Purchaser, Merger Sub or Target, as applicable, shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 7.07                            Confidentiality.  From and after the Closing, Target shall cause its Affiliates and Representatives to, hold in strict confidence any and all documents or information, whether written or oral, concerning the Target or its business.  The parties agree that information concerning the Target and its business is not confidential to the extent that Target can show that such information (a) is generally available to and known by the public through no fault of Target or any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Target or any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Target or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Target shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Target is advised by its counsel in writing is legally required to be disclosed, provided that Target shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 7.08                            Tax Matters.

(a)                                 Preparation and Filing of Tax Returns; Payment of Taxes.

(i)                                  At its expense, Target shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns for Target due on or prior to the Closing.  Target shall make or cause to be made all payments required with respect to any such Tax Returns to the extent any such Taxes are not included in the Closing Accrued Tax Amount.  Unless otherwise required by Law, all such Tax Returns shall be prepared in a manner consistent with past practice and on a basis consistent with the last previous similar Tax Return.  At least 15 days prior to the date on which any such Tax Return is to be filed, Target shall submit such Tax Return to Purchaser for Purchaser’s review and approval, which shall be deemed granted if no written objection is received within such 15 day period.  If Purchaser timely objects to the filing of any such Tax Return, Purchaser and the Equityholder Representative shall use their commercially reasonable efforts to negotiate a resolution of such objections, provided that if a resolution is not reached within ten (10) days following the Target’s receipt of the Purchaser’s written objection, Target may proceed to file such Tax Return without change.

(ii)                               Purchaser shall prepare and timely file or shall cause to be prepared and timely filed, all Tax Returns for the Surviving Company and for Target required to be filed after the Closing Date.  Purchaser shall make or cause to be made all payments required with respect to any such Tax Returns, provided that, to the extent that any such Taxes are not included in the Closing Accrued Tax Amount, Purchaser shall be entitled to reimbursement from the Stockholders and Optionholders for (x) any such Taxes that are payable with respect to a Pre- Closing Tax Period, and (y) any such Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) and which are allocable to the Stockholders and Optionholders in accordance with Section 7.08(a)(iii) below.  If any amount is due to Purchaser by the Stockholders and Optionholders pursuant this Section, then (A) Purchaser and the Equityholder Representative shall first jointly instruct the Escrow Agent to disburse such amount (which may be satisfied in cash, stock, other property or a combination thereof, at Purchaser’s discretion) from the Escrow Fund, and (B) to the extent that any amount remains due following such disbursement in accordance with clause (A), such amount shall immediately be paid by the Stockholders and Optionholders by wire transfer of immediately available funds to such account as directed by the Purchaser.

(iii)                            In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date (and which Taxes shall be borne by the Stockholders and Optionholders) shall be:

(A)                               in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on and included the Closing Date (an interim closing of the books); and

(B)                               in the case of Taxes imposed on a periodic basis with respect to the assets of Target, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in such Straddle Period.

(iv)                              At least 15 days prior to the date on which any Pre-Closing Tax Period or Straddle Period Tax Return is to be filed, the Purchaser shall submit such Tax Return to the Equityholder Representative for the Equityholder Representative’s review and approval, which approval will not be unreasonably withheld, conditioned or delayed; and shall be deemed granted if no written objection is received within such 15 day period.  If Equityholder Representative timely objects to the filing of any such Pre-Closing Tax Period or Straddle Period Tax Return, Purchaser and the Equityholder Representative shall use their commercially reasonable efforts to negotiate a resolution of such objections, provided that if a resolution is not reached within ten (10) days following Purchaser’s receipt of the Equityholder Representative’s written objection, Purchaser may proceed to file such Pre-Closing Tax Period or Straddle Period Tax Return without change.

(b)                                 Cooperation.  After the Closing Date, Target and the Equityholder Representative, on one hand, and Purchaser and the Surviving Company, on the other hand, shall:

(i)                                  Use commercially reasonable efforts to cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to Target, the Surviving Company or their businesses and make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Liabilities for, or exemption from, Taxes associated with Target, the Surviving Company or their businesses as set forth in this Agreement.  Any information or documents provided under this Section 7.08(b) shall be kept confidential by the party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with administrative or judicial proceedings relating to Taxes;

(ii)                               Make available to the other, as reasonably requested and available, personnel responsible for preparing or maintaining information, records and documents in connection with Taxes as well as any related litigation;

(iii)                            Preserve all such information, records, and documents until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by Law; and

(iv)                           Provide timely notice to the other in writing of any pending or threatened Tax audits or assessments related to Target, the Surviving Company or their businesses for periods beginning prior to the Closing Date, and furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such period.

(c)                                  Tax Sharing Agreements.  All tax sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Purchaser and the Surviving Company shall not be bound thereby or have any Liability thereunder.

Section 7.09                            Public Announcements.  Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of both Purchaser and the Equityholder Representative (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 7.10                            [Reserved].

Section 7.11                            Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.12                            Benefit Plans.  As of the Effective Time, Target will, at its expense or at the expense of the applicable Benefit Plan, (i) terminate the participation of employees of Target from all Benefit Plans and (ii) take such actions as are necessary to make, or cause such Benefit Plans to make, timely appropriate distributions to such employees to the extent required or permitted by, and in accordance with, such Benefit Plans and applicable Law.  In furtherance of the foregoing, Target will, at its expense or at the expense of the applicable Benefit Plan, adopt resolutions terminating, effective no later than the day prior to the Effective Time, any Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Target or any of its Subsidiaries (collectively, the “Target 401(k) Plan”).  At the Closing, the Target shall provide to Purchaser (a) executed resolutions of the Target Board authorizing such termination, and (b) an executed amendment to the Target 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Target 401(k) Plan will be maintained at the time of termination.  Target will fully fund and distribute all benefits provided under any Target 401(k) Plan intended to be qualified under Sections 401 of the Code maintained or contributed to by Target or any of its Affiliates within thirty (30) days after Closing.  This Section 7.12 shall survive Closing.

Section 7.13                            Healthcare Information Laws Compliance Investigations.  Target shall use commercially reasonable efforts to cause each Principal, after the date of this Agreement, to cooperate with the reasonable requests of the Surviving Company or Purchaser at the Surviving Company’s or Purchaser’s expense, as applicable, in responding to any investigation conducted by (i) a Governmental Authority or (ii) a Target or Surviving Company customer, or (iii) Surviving Company or Purchaser related to compliance by Target with Healthcare Information Laws or other Laws prior to the Effective Time.

Section 7.14                            Directors’ and Officers’ Indemnification.  Prior to the Closing, Target shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of Target as Target’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”).  Target shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses.  During the term of the D&O Tail Policy, Purchaser shall not (and shall cause the Surviving Company not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Purchaser, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.  During the term of the D&O Tail Policy, Purchaser and the Surviving Company shall not adopt, amend or modify the Surviving Company’s charter documents in a manner that would result in the termination or limitation of the indemnification protections provided under the Target Charter Documents to Target’s officers, directors, and agents immediately prior to the Effective Time.  Notwithstanding anything herein to the contrary, in no event will any current or former director, officer or agent of Target be entitled to indemnification or advancement or reimbursement of expenses from Purchaser or the Surviving Company in respect of any Losses that are subject to indemnification in their capacity as a Stockholder or Optionholder pursuant to this Agreement or any other Transaction Document.

Section 7.15                            Equityholder and Employee Claims.  Target and the Equityholder Representative shall provide notice to Purchaser and Merger Sub promptly following receipt (and in no event later than five (5) Business Days following the date of receipt) of any Equityholder and Employee Claim.

Section 7.16                            Stockholders’ Consent.

(a)                                 In connection with seeking the Target Stockholder Approval, within fifteen (15) Business Days following the execution of this Agreement, Target shall deliver an information statement describing this Agreement, the Merger and the other transactions contemplated hereby (the form and substance of which shall be mutually agreed by Target and Purchaser) to the Stockholders for the purpose of soliciting the Target Stockholder Approval and acknowledging the conversion of the Target Preferred Stock into shares of Target Common Stock (such information statement, together with the attachments thereto, the “Information Statement”).  Additionally, a copy of the Information Statement shall be delivered by Target to the Optionholders.  Purchaser and Target agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements to the Information Statement.  Each of the parties hereto will promptly advise the other parties in writing if at any time prior to the Effective Time any party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement or any other Soliciting Materials in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law.  The Target Board will recommend to the Stockholders that such Stockholders adopt this Agreement and the transactions contemplated hereby, and the Information Statement shall contain such recommendation, as well as the conclusion of the Target Board that the terms and conditions of the Merger are in the best interests of the Stockholders in the opinion of the Target Board.  The Information Statement shall provide the Stockholders to whom it is sent with notice to Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL.  The Information Statement shall include therewith a copy of Section 262 of Delaware Law and all such other information as Purchaser shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Person’s Target Shares as contemplated by Section 262(d)(2) of the DGCL.  Notwithstanding anything to the contrary contained herein, Purchaser and Target shall not include in the Information Statement any information with respect to Purchaser, Merger Sub or their respective Affiliates or Representatives, the form and content of which information shall not have been approved by Purchaser prior to such inclusion.  The Target Board shall not alter, modify, change or revoke its approval of this Agreement, the Merger and the transactions contemplated hereby, nor shall Target or the Target Board encourage or solicit the Stockholders to alter, modify, change or revoke their approval of this Agreement, the Merger and the transactions contemplated hereby.  All Soliciting Materials submitted to the Stockholders in accordance with this Section 7.16(a) shall be subject to Purchaser’s advance review and reasonable approval.

(b)                                 Target shall use its commercially reasonable efforts to obtain, as soon as practicable following the delivery of the Information Statement, the Target Stockholder Approval pursuant to the Written Consent.  Promptly following receipt of the Written Consent, Target shall deliver a copy of such Written Consent to Purchaser.

(c)                                  Promptly following, but in no event later than fifteen (15) Business Days after, receipt of the Written Consent executed by the Principals, Target shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent.

(d)                                 In addition, Target shall submit for approval by the Stockholders by the requisite vote (and in a manner reasonably satisfactory to Purchaser) any payments or benefits that Purchaser determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section

280G, and deliver to Purchaser evidence reasonably satisfactory to Purchaser that a vote of Stockholders was held in conformance with Section 280G and the regulations thereunder, or that such requisite Stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided.

Section 7.17                            Securities Law Compliance.

(a)                                 The shares of Purchaser Common Stock issuable to the Stockholders pursuant to this Agreement are intended to be issued pursuant to an exemption or exemptions from registration under Regulation D and the exemption from qualification under the Laws of applicable state securities laws.  The certificates for shares of Purchaser Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act and to comply with applicable state securities laws.

(b)                                 As promptly as practical after the Closing, Purchaser shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement.  The Equityholder Representative shall assist Purchaser as may be necessary to provide Purchaser the information necessary to enable it to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.

(c)                                  The shares of Purchaser Common Stock to be issued in connection with this Agreement have not been registered under the Securities Act and/or state securities “blue sky” laws.  The offering of the shares of Purchaser Common Stock contemplated hereby is to be effected pursuant to an exemption from the registration requirements imposed by such laws and Purchaser is under no obligation to register the shares of Purchaser Common Stock.

(d)                         Prior to the Closing Date, at the request of Purchaser, Target shall use its commercially reasonable efforts to cause each Stockholder and Optionholder to execute and deliver to Purchaser such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities Laws and other Laws.  Target shall inform the Stockholders and Optionholder of the confidential nature of this Agreement.

(e)                                  Purchaser shall include in its listing application, if any, to be filed with a national securities exchange all of the shares of Purchaser Common Stock to be issued in the Merger.

Section 7.18                            Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VIII

CONDITIONS TO THE

MERGER

Section 8.01                            Conditions to the Obligations of Each Party.  The obligations of Purchaser, Merger Sub, and Target to consummate the Merger are subject to the satisfaction of the following conditions:

(a)                                 Laws and Governmental Orders.  No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Governmental Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(b)                                 Target Stockholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by a Target Stockholder Approval.

(c)                                  Purchaser Stockholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by Purchaser’s stockholders in accordance with the Purchaser Charter Documents.

(d)                                 Dissenters’ Rights.  Holders of no more than five percent (5%) of the outstanding shares of Target Common Stock and five percent (5%) of the outstanding shares of Target Preferred Stock as of immediately prior to the Effective Time, in the aggregate, shall remain entitled to exercise statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such Target Shares.

(e)                                  Preliminary Injunction.  There shall have been issued by a court of competent jurisdiction in favor of Purchaser a preliminary injunction (which preliminary injunction remains in effect) enjoining the enforcement and implementation of amended Rule 190.8.1(L) of Title 22 of the Texas Administrative Code, as adopted by the Texas Medical Board on April 10, 2015.

(f)                                   Pursuit of Qualified Public Offering.  Purchaser shall not have elected to abandon or delay the proposed Initial Qualified Public Offering (defined below) of the Purchaser Common Stock in a manner that would cause the Initial Qualified Public Offering to close after August 5, 2015.  For purposes of this Agreement, the term “Initial Qualified Public Offering” shall mean the initial sale of shares of Purchaser Common Stock to the public in a bona-fide firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.  Nothing in this Section 8.01(f) shall constitute a guaranty by Purchaser or Merger Sub that an Initial Qualified Public Offering of the Purchaser Common Stock will occur by a particular date, if at all.

(g)                                  Amendment to Purchaser’s Charter Documents.  Purchaser’s Board of Directors and stockholders shall have approved in accordance with Purchaser’s Charter Documents, and Purchaser shall have filed with the Secretary of State of the State of Delaware, an amendment to Purchaser’s Fourth Amended and Restated Certificate of Incorporation (as amended) to increase the number of authorized shares of Purchaser Common Stock from 73,559,000 to 77,559,000.

Section 8.02                            Conditions to the Obligations of Purchaser and Merger Sub.  The obligations of Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Target contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement (or the applicable certificate or instrument) and the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).  The certificate described in Section 3.02(a)(ii) shall provide that the Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved.

(b)                                 Agreements and Covenants.  Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Effective Time.

(c)                                  Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d)                                 Closing Deliveries.  Purchaser shall have received each of the Closing deliveries set forth in Section 3.02(a).

(e)                                  Required Consents.  All consents, approvals and authorizations legally required to be obtained by Target to consummate the Merger shall have been obtained from and made with all Governmental Authorities and all consents from third parties under any Material Contract or other material agreement, Contract, Permit, lease or other instrument to which Target is a party or by which it is bound required as a result of the transactions contemplated by this Agreement shall have been obtained.

(f)                                   Silicon Valley Bank Consent.  All consents, approvals and authorizations required to be obtained by Purchaser and Merger Sub from Silicon Valley Bank as a result of the transactions contemplated by this Agreement shall have been obtained.

(g)                                  Intentionally Omitted.

(h)                                 Securities Law Compliance.  The transactions contemplated by this Agreement relating to the issuance of shares of Purchaser Common Stock in the Merger shall have (a) satisfied the requirements for such shares to be exempt from registration under the Securities Act pursuant to Regulation D and (b) shall have satisfied one or more exemptions under all applicable state securities laws.

(i)                                     Audited Financial Statements.  Ernst & Young shall have completed its audit of Target’s financial statements for year ended December 31, 2014.

(j)                                    Roga Investigative Report.  There shall be no criminal activity or other material negative disclosures with respect to Alan Roga (as determined by Purchaser in its reasonable discretion, but excluding any matters which have been previously disclosed in the Target Disclosure Schedules) contained in the investigative report being performed by HireRight.

(k)                                 Employee Promissory Notes.  The Promissory Notes executed by Alan and Illana Roga and John and Lynette Barravecchia in favor of Target (as more particularly described in Section 4.01(c) of the Target Disclosure Schedules) shall have been repaid, forgiven, or otherwise satisfied in full.

(l)                                     Bank Account Signatories.  Effective as of the Closing, Alan Roga and John Barravecchia shall have been replaced as the authorized signatories on Target’s bank accounts (including those bank accounts described on Section 4.21 of the Target Disclosure Schedules) with such Persons as Purchaser shall designate.

Section 8.03                            Conditions to the Obligations of Target.  The obligations of the Target to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Purchaser and Merger Sub contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date of this Agreement and the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                                 Agreements and Covenants.  Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by them on or prior to the Effective Time.

(c)                                  Closing Deliveries.  Target and the Equityholder Representative shall have received each of the Closing deliveries set forth in Section 3.02(b).

(d)                                 Closing Consideration.  Purchaser shall have delivered, or caused the Surviving Company to deliver, the payments required by Section 3.02(c) to be delivered on or before Closing.

ARTICLE IX TERMINATION

Section 9.01                            Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and such transactions by any party, as follows:

(a)                                 by mutual written consent of Purchaser, Target and the Equityholder Representative;

(b)                                 by either Purchaser, on one hand, or Target and Equityholder Representative, on the other hand, if any Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Governmental Orders that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement;

(c)                                  by Purchaser if:

(i)                                  Neither Purchaser nor Merger Sub is then in breach of any provision of this Agreement and Target has breached any representation, warranty or covenant contained in this Agreement that would give rise to the failure of any of the conditions specified in Section 8.02, and Purchaser shall have notified Target and the Equityholder Representative of such breach, and, if of a type which can be cured, such breach has continued without cure for a period of fifteen (15) days after the notice of breach;

(ii)                               any of the conditions set forth in Section 8.01 or 8.02 shall not have been fulfilled by August 5, 2015 (the “Termination Date”), unless such failure shall be due to the failure of Purchaser or Merger Sub to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(iii)                            a Material Adverse Effect has occurred after the date of this Agreement.

(d)                                 by Target or the Equityholder Representative if:

(i)                                  Target is not then in breach of any provision of this Agreement and Purchaser or Merger Sub has materially breached any representation, warranty or covenant contained in this Agreement that would give rise to the failure of any of the conditions specified in Section 8.03, and Target has notified Purchaser of such breach, and, if of a type which can be cured, such breach has continued without cure for a period of fifteen (15) days after the notice of breach, or

(ii)                               any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of Target to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 9.02                            Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of ARTICLE XI and ARTICLE XII shall survive any termination of this Agreement.  Additionally, the terms of Section 7.04 shall survive any termination of this Agreement.  The obligations of the Purchaser and Target set forth in the Confidentiality Agreement dated on or about January 29, 2015 shall survive the execution and termination of this Agreement.

ARTICLE X INDEMNIFICATION

Section 10.01                     Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided, that (i) the representations and warranties in Section 4.01 (Organization, Qualification and Capitalization of Target), Section 4.02 (Authority), Section 4.09(a) (Title to Assets), Section 4.24 (Solvency), Section 4.27 (Brokers), Section 6.01 (Organization), Section 6.02 (Authority of Purchaser and Merger Sub), Section 6.04 (Brokers), and Section 6.11 (Status of Purchaser Common Stock to be Issued) shall survive indefinitely (the representations, collectively described in clause (i), the “Fundamental Representations”), and (ii) the representations and warranties in Section 4.17 (Environmental Matters), Section 4.18 (Employee Benefit Matters), and Section 4.20 (Taxes) shall survive until thirty (30) days following the expiration of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).  All covenants of the parties contained herein shall survive the Closing until performed in accordance with their terms.  Notwithstanding the foregoing, any claims arising from Fraud of Target or Fraud of Purchaser and/or Merger Sub, as applicable, or from Criminal Activity of Target and/or Criminal Activity of Purchaser and/or Merger Sub, as applicable, shall not be limited by the survival period described above.  The period for which a representation or warranty, covenant or agreement survives the Closing pursuant to this Section 10.01 is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Section 10.02 or Section 10.03 is timely given, in accordance with Section 10.05, within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved in accordance with this Agreement.

Section 10.02                     Escrow Fund; Indemnification by the Stockholders and Optionholders.  Subject to the other terms and conditions of this ARTICLE X, the Stockholders and Optionholders, severally (based on each such Stockholder’s and Optionholder’s Participating Percentage, but subject in all respects to Section 2.17(c)(i)) and not jointly, shall indemnify and defend each of Purchaser, Merger Sub, the Surviving Company and their respective Affiliates, their respective Representatives and each of their successors and permitted assigns (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all

Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any breach of any of the Fundamental Representations of Target as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach of any of the representations or warranties of Target contained in this Agreement (other than the Fundamental Representations), or any other certificate furnished by Target hereunder, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(c)                                  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Target pursuant to this Agreement or any certificate or instrument delivered by the Target pursuant to this Agreement;

(d)                                 any Closing Transaction Expenses in excess of the amounts set forth on the Pre- Closing Statement, to the extent not paid by Target concurrently with Closing; or

(e)                                  any Equityholder and Employee Claims; (f)   any D&O Obligations;

(g)                                  any Taxes of Target for any Pre-Closing Tax Period, except and to the extent such Taxes have been included in the calculation of the Estimated Closing Accrued Tax Amount or the Final Closing Accrued Tax Amount;

(h)                                 any Profit Sharing Claims;

(i)                                     fifty percent (50%) of any severance payments that may be payable under the employment agreements and offer letters described in Schedule 10.02(i) attached hereto (as in effect as of the Closing), in the event that the applicable employee resigns or is terminated as an employee within the first six (6) months following the Closing; and

(j)                                    any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares.

Section 10.03                     Indemnification by Purchaser.  Subject to the other terms and conditions of this ARTICLE X, Purchaser shall indemnify and defend each of the Stockholders and Optionholders, their respective Affiliates (excluding, after the Effective Time, Purchaser or the Surviving Company), their respective Representatives and each of their respective successors and permitted assigns (collectively, the “Target Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Target Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any breach of any of the Fundamental Representations of Purchaser or Merger Sub as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach of any of the representations or warranties of Purchaser or Merger Sub contained in this Agreement (other than the Fundamental Representations) or any certificate furnished by or on behalf of Purchaser or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(c)                                  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or Merger Sub pursuant to this Agreement.

Section 10.04                     Certain Limitations.  Except with respect to claims arising from Fraud of Target or Fraud of Purchaser and/or Merger Sub, as applicable, or from Criminal Activity of Target and/or Criminal Activity of Purchaser and/or Merger Sub, as applicable, the indemnification provided for in Section 10.02 and Section 10.03, as applicable, shall be subject to the following limitations:

(a)                                 The Stockholders and Optionholders shall not be liable to the Purchaser Indemnitees for indemnification under Section 10.02(b) until the aggregate amount of all Losses in respect of indemnification under Section 10.02(b) exceeds Two Hundred Thousand and No/100 Dollars ($200,000.00), in which event the Stockholders and Optionholders shall be required to pay and be liable for all such Losses from the first dollar thereof.

(b)                                 Purchaser shall not be liable to the Target Indemnitees for indemnification under Section 10.03(b) until the aggregate amount of all Losses in respect of indemnification under Section 10.03(b) exceeds Two Hundred Thousand and No/100 Dollars ($200,000.00), in which event Purchaser shall be required to pay and be liable for all such Losses from the first dollar thereof.

(c)                                  The maximum aggregate amount of all Losses for which the Stockholders and Optionholders shall be liable pursuant to Section 10.02(b) shall not exceed Six Million One Hundred Thousand and No/100 Dollars ($6,100,000.00) (the “Cap”).  Additionally, (i) the aggregate amount of Losses for which all Stockholders and Optionholders may be liable pursuant to Section 10.02 shall not exceed the Aggregate Merger Consideration; and (ii) the aggregate amount of Losses for which any Stockholder or Optionholder may be liable pursuant to Section 10.02 shall be limited to an amount equal to the Aggregate Merger Consideration multiplied by such Stockholder’s or Optionholder’s Participating Percentage.  For purposes of determining whether the limitations set forth in this Section have been met, all shares of Purchaser Common Stock delivered in satisfaction of an indemnification claim will be valued in accordance with Section 2.17(c)(iii).

(d)                                 The maximum aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 10.03(b) shall not exceed the Cap.  The maximum aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 10.03 shall not exceed the Aggregate Merger Consideration.

(e)                                  The amount of Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually received by the Indemnified Party as a result of any indemnification, contribution or other payment by a third party, and (ii) any insurance proceeds (including any proceeds from the D&O Tail Policy), less any applicable premium increases, or other similar amounts actually received by an Indemnified Party with respect to such Losses, in each case less any costs incurred in pursuing and obtaining such amounts (any amounts described in clause (i) or (ii), “Third Party Payments”).  If the amount of any Loss, at any time subsequent to the making of any indemnification payment on account of such Loss, is reduced by any Third Party Payment, the amount of such reduction shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(f)                                   No Indemnified Party shall be entitled to indemnification hereunder for any Losses arising from breach of any representation, warranty, covenant or agreement set forth herein (and the amount of any Losses incurred in respect of such breach shall not be included in the calculation of any limitation on indemnification set forth herein) to the extent that such Losses have previously been included (as a reduction) in the calculation of the Estimated Closing Working Capital or the Final Closing Working Capital.

(g)                                  The Indemnified Parties shall not have the right to be indemnified for any Losses under this ARTICLE X to the extent they are in the nature of punitive, special or exemplary damages or diminution in value damages, in each case except to the extent such Losses are paid by the Indemnified Party to an unrelated third party.

Section 10.05                     Indemnification Procedures.  The party making a claim under this ARTICLE X is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE X is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by such failure.  Such notice by the Indemnified Party shall describe the

Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 20 days following delivery of written notice of this Third Party Claim from the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder or Optionholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (x) that is asserted by a Person that is a customer or supplier of the Surviving Company or Purchaser, or (y) to the extent that it seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.05(b), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, is prohibited from defending the Third Party Claim in accordance with this Section, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.  Notwithstanding anything herein to the contrary, for purposes of this Section 10.05, any Equityholder and Employee Claims shall be deemed to be demands made by a third party and shall constitute Third Party Claims.

(b)                                 Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, unless a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim.  If the Indemnified Party has assumed the defense of such Third Party Claim pursuant to Section 10.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not respond within such 30 day period, then (i) Indemnifying Party shall be conclusively deemed to have acknowledged the correctness of the Direct Claim, and (ii) and the amount of such Direct Claim shall be paid to the Indemnified Party with 15 Business Days following the expiration of such 30 day period in accordance with Section 10.06.  If the Indemnifying Party timely delivers an objection to the Direct Claim or seeks additional information regarding the Direct Claim, then the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 10.06                     Payments.  Once a Loss is agreed (or deemed to be agreed) to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE X (any such agreement, deemed agreement or final adjudication, an “Indemnification Determination”), Indemnifying Party shall satisfy its obligations by wire transfer of immediately available funds within 15 Business Days of such Indemnification Determination; provided, however, in the event that the Indemnifying Party is a Stockholder or Optionholder, Purchaser shall first require that all or any portion of such Loss be satisfied from the Escrow Fund in accordance with Section 12.01.  The parties hereto agree that should an Indemnifying Party not make (or, with respect to a payment from the Escrow Fund, direct the Escrow Agent to make) full payment of any such obligation within such 15 Business Day period, any amount payable shall accrue interest from and including the date of the Indemnification Determination to and including the date such payment has been made at a rate per annum equal to the statutory rate of interest in Delaware for judgments on the date of such agreement or final, non-appealable adjudication.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 10.07                     Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Aggregate Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 10.08                     Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives know or should have known that any such representation or warranty is, was or might be inaccurate, as the case may be.

Section 10.09                     Exclusive Remedies.  From and after the Closing, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than those related to claims arising from Fraud of Target and Fraud of Purchaser and/or Merger Sub, as applicable, or claims arising from Criminal Activity of Target and/or Criminal Activity of Purchaser and/or Merger Sub, as applicable) whether in contract, tort or otherwise for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, the Soliciting Materials or any certificate delivered in connection herewith, shall be pursuant to the indemnification provisions set forth in this ARTICLE X.  For purposes of clarity, indemnification and liability with respect to any Losses under or related to a Transaction Document (including, without limitation, the Letters of Transmittal and Option Termination Agreements) other than this Agreement, the Soliciting Materials or any certificate delivered in connection herewith, shall be governed by the terms of such Transaction Document and shall not be subject to this Section 10.09.  Nothing in this Section 10.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of Fraud of Target or Fraud of Purchaser and/or Merger Sub, as applicable, or on account of Criminal Activity of Target and/or Criminal Activity of Purchaser and/or Merger Sub, as applicable.

Section 10.10                     Authority of the Equityholder Representative.  Notwithstanding anything in this ARTICLE X to the contrary, and as more particularly set forth in ARTICLE XI, the Equityholder Representative shall have the power to execute, deliver, acknowledge, certify and file any documents, give and receive any notices, negotiate or enter into compromises or disputes, and take any and all actions such Equityholder Representative may determine to be necessary, on behalf of any Stockholder, Optionholder, Principal or other Target Indemnitee in connection with this ARTICLE X.

Section 10.11                     Calculation of Losses.  For purposes of this ARTICLE X, to the extent it is determined that a representation or warranty has been breached and the Purchaser Indemnitees or the Target Indemnitees are entitled to be indemnified therefor pursuant to the terms of this ARTICLE X, then for the purposes of determining the amount of any Losses relating to such breach (and only for such purpose and, for the avoidance of doubt, not for the purpose of determining whether a breach has occurred), the breached representation or warranty shall be read without regard to any qualifications or exceptions relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase contained in or otherwise applicable to any such representation or warranty.

Section 10.12                     Breach of Transmittal Letter.  Notwithstanding anything to the contrary contained herein, in no event shall the Target or any Purchaser Indemnitee have any right to seek indemnification against the Stockholders or Optionholders under this Agreement for the breach or non-fulfillment by any other Stockholder or Optionholder of any representation, warranty, covenant or other obligation of such Stockholder or Optionholder set forth in their respective Transmittal Letter.

ARTICLE XI EQUITYHOLDER REPRESENTATIVE

Section 11.01                     Appointment of Equityholder Representative; Power of Attorney.

(a)                                 Each Stockholder and Optionholder hereby irrevocably nominates, constitutes and appoints John Barravecchia as the Equityholder Representative and as the agent, agent for service of process and true and lawful attorney in fact of such Stockholder or Optionholder with full power of substitution, to act in the name, place and stead of such Stockholder or Optionholder with respect to all matters under this Agreement, the Escrow Agreement and the transactions contemplated by this Agreement and the Escrow Agreement, and John Barravecchia hereby accepts such appointment.  Such powers shall include, without limitation, the taking by the Equityholder Representative of any and all actions and the making of any decisions required or permitted to be taken or made by any Stockholder or Optionholder under this Agreement, including the exercise of the power to: (i) execute, deliver, acknowledge, certify and file (in the name of any or all of such Stockholders or Optionholders or otherwise) any and all documents and to take any and all actions that the Equityholder Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement and the Escrow Agreement (including negotiating, entering into compromises, releases or settlements of and resolving disputes with respect to any matters covered in Section 2.07, Section 7.08 and ARTICLE X); (ii) give and receive notices and communications under this Agreement and the Escrow Agreement; (iii) authorize the payment of fees, expenses and distributions, including, without limitation, any fees, expenses or distributions out of the Equityholder Representative Holdback Amount; (iv) execute amendments (and additional documents related thereto) to this Agreement and the Escrow Agreement on behalf of such Stockholders or Optionholders generally consistent with the transaction contemplated hereby, the execution thereof shall be conclusive evidence of such determination, provided, however, that no such amendment may purport to bind any Principal to a restrictive covenant regarding non-competition or to expand such Principal’s indemnification obligations without the consent of such Principal; (v) as Equityholder Representative, to enforce and protect the rights and interests of the Stockholders and Optionholders (including the Equityholder Representative, in his capacity as a Principal) in connection with any claims asserted in connection with this Agreement and the Escrow Agreement, including defending all claims for indemnification made by Purchaser Indemnitees, consenting to, compromising, releasing or settling any indemnification claims of Purchaser Indemnitees, conducting negotiations with Purchaser and its Representatives regarding such claims, and engaging counsel, accountants or other Representatives in connection with the foregoing matters, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Purchaser, the Surviving Company or any Person, or by

any federal, state or local Governmental Authority against the Equityholder Representative and/or any of the Stockholders or Optionholders and receive process on behalf of any or all the Stockholders or Optionholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Equityholder Representative shall determine to be appropriate, and give receipts, releases (including general releases of all claims arising on or before the date of release) and discharges with respect to, any such claim, action, proceeding, or investigation; (C) file any proofs of debt, claims and petitions as the Equityholder Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being agreed that the Equityholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; and (vi) to make such determinations and take such actions as are provided in Section 2.07, Section 7.08 and ARTICLE X.

(b)                                 In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto (including, without limitation, the Escrow Agreement), and in exercising or failing to exercise all or any of the powers conferred upon the Equityholder Representative hereunder (A) the Equityholder Representative shall incur no responsibility whatsoever to any Stockholder or Optionholder by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act taken which represents gross negligence or willful misconduct and (B) the Equityholder Representative shall be entitled to rely on the advice of counsel, public accounts or other independent experts experienced in the matter at issue, and any action taken (or not taken) on the advice of such counsel or experts shall, as to the Stockholders and Optionholders provide conclusive evidence of Equityholder Representative’s exercise of good faith, and in no event subject the Equityholder Representative to liability to any Stockholder or Optionholder with respect to any such action or inaction.

(c)                                  All of the immunities and powers granted to the Equityholder Representative under this Agreement shall survive the Closing and/or termination of this Agreement and the termination of the Escrow Agreement.

(d)                                 Each Stockholder and Optionholder hereby acknowledges and agrees that the Equityholder Representative Holdback Amount shall be withheld and paid directly to an account maintained by the Equityholder Representative (or a financial institution selected by the Equityholder Representative) as a fund for the fees and expenses (including, without limitation, any legal fees and expenses) of the Equityholder Representative incurred in connection with this Agreement, with any balance of the Equityholder Representative Holdback Amount not utilized for such purposes to be remitted to the Stockholders and Optionholders in accordance with their Participating Percentages.  The Equityholder Representative will, if so requested in writing by any Stockholder or Optionholder, provide such Stockholder or Optionholder with a written report describing in reasonable detail the amount of any fees, expenses, distributions, or other remittances made out of the Equityholder Representative Holdback Amount; provided, however, that the Equityholder Representative will not have any obligation to provide any such written report to any particular Stockholder or Optionholder any more than two times during any rolling twelve (12) month period.

(e)                                  In additional to the other rights granted to the Equityholder Representative in this Agreement, Stockholder and Optionholder acknowledges and agrees that (i) if such Stockholder or Optionholder breaches any of the representations and warranties set forth in such Stockholder’s or Optionholder’s Letter of Transmittal or Option Termination Agreement, or (ii) if such Stockholder or Optionholder breaches any agreement or covenant set forth herein or in this Agreement, which, in either case, results in a claim for indemnification by a Purchaser Indemnitee under Section 10.02, then the Equityholder Representative shall be entitled to withhold and withdraw for payment to the Purchaser Indemnitee any amounts otherwise owing to such Stockholder or Optionholder from the Escrow Cash, Escrow Shares and Equityholder Representative Holdback Amount to offset in whole or in part, such Stockholder’s or Optionholder’s indemnification obligations hereunder (which shall not be a breach of the Equityholder Representative’s obligations under this ARTICLE XI).

Section 11.02                     Irrevocable Appointment.  The power of attorney granted in Section 11.01 is (a) coupled with an interest and is irrevocable and (b) shall survive the death, incapacity or incompetency of any of the Stockholders or Optionholders.

Section 11.03 Reliance.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, Purchaser and any Purchaser Indemnitees shall be entitled to deal exclusively with the Equityholder Representative on all matters relating to this Agreement and the Escrow Agreement, including, without limitation, Section 2.07, Section 7.08 and ARTICLE X hereof, and each Purchaser Indemnitee shall be entitled to deal exclusively with the Equityholder Representative in respect of all such matters, and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder or Optionholder by the Equityholder Representative in respect of such matters, and on any other action taken or purported to be taken on behalf of any Stockholder or Optionholder by the Equityholder Representative, as fully binding upon such Stockholder or Optionholder.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, any notice or communication delivered by Purchaser or Merger Sub to Equityholder Representative shall, as between Purchaser or Merger Sub, on the one hand, and the Stockholders or Optionholders, on the other hand, be deemed to have been delivered to all Stockholders or Optionholders.  Purchaser and Merger Sub shall be entitled to rely exclusively upon any communication or writings given or executed by Equityholder Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Equityholder Representative.

Section 11.04                     Replacement.  The Equityholder Representative may at any time designate a replacement Equityholder Representative with the consent of Purchaser (which will not be unreasonably withheld, conditioned or delayed), and each Stockholder and Optionholder, by virtue of his or her execution and delivery of this Agreement, hereby consents to such replacement Equityholder Representative.  If the Equityholder Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as representative of the Stockholders or Optionholders, then the Stockholders or Optionholders shall, by voting in accordance with their Participating Percentages, within thirty (30) days after such death or disability, appoint a successor representative (with the consent of Purchaser, which will not be unreasonably withheld, conditioned or delayed).  Any such successor shall become the “Equityholder Representative” for all purposes under this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01                     Escrow.  Notwithstanding anything herein or in any other Transaction Document to the contrary, in the event that (i) the calculations set forth in the Closing Statement become final and binding in accordance with Section 2.07(d) and thereby result in any amounts being payable by the Stockholders and Optionholders pursuant to Section 2.07(c)(ii), (ii) the Stockholders or Optionholders are required to reimburse Purchaser for any Taxes in accordance with Section 7.08(a)(ii) or (iii) there shall occur an Indemnification Determination that any amounts are payable by any Stockholder or Optionholder to any Purchaser Indemnitee pursuant to ARTICLE X (any event described in clause (i) or (ii), a “Final Determination”), Purchaser shall, prior to seeking payment of such amounts directly from the Stockholders or Optionholders, satisfy all or any portion of the amount payable pursuant to such Final Determination by disbursement from the Escrow Account, and Purchaser shall remit such disbursement amount to the Purchaser Indemnitee(s) to whom amount is due.  If the amount remaining Escrow Fund is insufficient to cover the amounts then owed to the Purchaser Indemnitees (as set forth in the applicable Final Determination), Purchaser may, subject to the limitations set forth in ARTICLE X, demand payment of such amount directly from any Stockholder or Optionholder, who shall then pay such amount within fifteen (15) days following such demand.

Section 12.02                     Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 12.03                     Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

If to Target:	Stat Health Services Inc.
5725 N. Scottsdale Rd., Ste C-100
Scottsdale, Arizona 85250
Email: aroga@statdoctors.com
Attention: Dr. Alan Roga, Chief Executive
Officer

with a copy to (which shall not	Weiss Brown PLLC
constitute notice):	6263 N. Scottsdale Rd., Ste 340
Scottsdale, Arizona 85250
Email: scott.weiss@weissbrown.com
Attention: Scott K. Weiss

If to Equityholder	John Barravecchia
Representative:	c/o Weiss Brown PLLC
6263 N. Scottsdale Rd., Ste 340
Scottsdale, Arizona 85250
Email: barravecchia@cox.net

If to Purchaser or Merger Sub:	Teladoc, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
Email: avandervoort@teladoc.com and
mhirschhorn@teladoc.com
Attention: General Counsel and
Chief Financial Officer

with a copy to (which shall not	Jackson Walker L.L.P. Bank of America Plaza
constitute notice):	901 Main Street, Suite 6000
Dallas, Texas 75202
Email: acrow@jw.com
Attention: Alden S. Crow, Esq.

Section 12.04 Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Target Disclosure Schedules and Exhibits mean the Articles and Sections of, and Target Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Target Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 12.05                     Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.06                     Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07                     Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Target Disclosure Schedules (other than an exception expressly set forth as such in the Target Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.08                     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign (directly or indirectly, by operation of law or otherwise) its rights or obligations hereunder without the prior written consent of Purchaser and the Equityholder Representative, which consent shall not be unreasonably withheld or delayed; provided, however, that Purchaser or Merger Sub may, without the prior written consent of Equityholder Representative, assign all or any portion of its rights under this Agreement (i) following the Effective Time, to a successor of the Purchaser or Merger Sub, by consolidation, merger or operation of law, (ii) following the Effective Time, to a purchaser of all or substantially all of the Purchaser’s or Merger Sub’s assets, or (iii) to a lender of Purchaser or Merger Sub as collateral.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.09                     No Third-party Beneficiaries.  Except as provided in ARTICLE X, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10                     Amendment and Modification; Waiver.  Prior to the Effective Time, this Agreement may only be amended, modified, or supplemented by an agreement in writing signed by the Parties hereto.  Following the Effective Time, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by Purchaser and the Equityholder Representative.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.11 Governing Law; Waiver of Jury Trial; Venue.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11(b).

THE PARTIES HERETO AGREE THAT ALL DISPUTES, ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A STATE OR FEDERAL DISTRICT COURT LOCATED IN DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”).  EACH PARTY HERETO HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS.  NO ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED

COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

Section 12.12                     Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.13                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TARGET:

TELADOC, INC.

By	/s/ Alan C. Roga

Dr. Alan C. Roga
Chief Executive Officer

PURCHASER:

TELADOC, INC.

By	/s/ Jason Gorevic

Jason Gorevic
Chief Executive Officer

MERGER SUB:

STAT HEALTH, LLC

By	/s/ Mark Hirschhorn

Mark Hirschhorn
Manager

EQUITYHOLDER REPRESENTATIVE:

By	/s/ John Barravecchia

John Barravecchia, (not in his individual
capacity, but as an agent of the
Stockholders and Optionholders
pursuant to the terms of this Agreement)